AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

ROCK FUND VII-A LLC

$50,000,000 of
Preferred Membership Interests
Minimum purchase: $1,000 in Membership Interests

We are offering a minimum of $5,000,000 of Preferred Membership Interests and a maximum of $50,000,000 of Preferred Membership Interests on a “best efforts” basis. If $5,000,000 in subscriptions for the membership interests (the “Minimum Offering”) are not deposited in escrow on or before December 31, 2017 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited by December 31, 2017, the offering may continue until the earlier of December 31, 2018 (which date may be extended at our option) or the date when all membership interests have been sold. See “Plan of Distribution” and “Securities Being Offered” for a description of our equity structure. We intend to commence the offering immediately upon the qualification by the Securities & Exchange Commission of the Offering Statement of which this Offering Circular is a part.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

There is currently no trading market for our membership interests, and no trading market is likely to exist in the future.

These are speculative securities. Investing in our membership interests involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4.

	Amount of Membership Interests	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per Dollar:	$1.00	$1.00	$0	$1.00
Total Minimum:	$5,000,000	$5,000,000	$0	$5,000,000
Total Maximum:	$50,000,000	$50,000,000	$0	$50,000,000

(1)	We do not intend to use commissioned sales agents or underwriters.
(2)	Does not include expenses of the offering, including costs of blue sky compliance, and marketing expenses, estimated to be $200,000. See “Plan of Distribution”.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Investing in our Membership Interests is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4 to read about the more significant risks you should consider before buying our membership interests. These risks include, but are not limited to, the following:

•	We have no prior operating history and there is no assurance that we will be able to achieve our investment objectives.

•	We may change our operational policies (including our investment guidelines, strategies and policies) without Member consent at any time.

•	Because this is a “blind pool” offering, you will not have the opportunity to evaluate our investments before we make them. We currently do not own any properties.

•	We depend on our Managing Member to select our investments and conduct our operations. We will pay fees and expenses to our Managing Member and its affiliates that were not determined on an arm’s length basis, and therefore we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss.

•	Our Managing Member’s managers and key real estate professionals are also managers and/or key professionals of various affiliates. As a result, they will face conflicts of interest, including time constraints, allocation of investment opportunities and significant conflicts created by our Managing Member’s compensation arrangements with us and other affiliates of our sponsor.

•	We may suffer from delays in locating suitable investment properties, which could limit our ability to make distributions and lower the overall return on your investment.

•	Real estate investment is inherently speculative.

•	There are various tax risks associated with purchasing and owning our membership interests.

•	If we raise substantially less than the maximum offering amount, we may not be able to acquire a diverse portfolio of investments and the value of your membership interests may vary more widely with the performance of specific assets. We may commence operations with as little as $5,000,000.

180 Newport Center Drive, Suite 230

Newport Beach, CA 92660

(949) 640-0600

The date of this offering circular is October 26, 2016

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, US, OUR BUSINESS PLAN AND STRATEGY, AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING CIRCULAR, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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OFFERING SUMMARY

The following summary highlights selected information contained in this Offering Circular. This summary does not contain all of the information that may be important to you. You should read the more detailed information contained in this offering circular, including, but not limited to, the risk factors beginning on page 4. References to “we,” “us,” “our,” or the “company” mean Rock Fund VII-A LLC.

Our Company

Rock Fund VII-A LLC (the “Company”), is a Delaware limited liability company, the managing member of which is TRP Management VII LLC, a Delaware limited liability company (the “Managing Member”). The net proceeds of this offering will be used primarily to source and acquire residential and commercial properties in Edmonton and Calgary, Canada, some of which may be distressed, and to renovate, lease, operate and maintain such properties. At the discretion of our Managing Member, however, we may invest in other types of properties and in properties in other geographic areas.

This Offering

Securities offered:	Minimum of $5,000,000 of preferred membership interests. Maximum of $50,000,000 of preferred membership interests.
Preferred Return:

A preferred return shall accrue on the members’ unreturned capital contributions at a rate of 8% per annum (cumulative, but not compounded), meaning that 8% shall accrue on members’ unreturned capital contributions, and that the Managing Member shall not receive any profit distributions, in the case of cash flow from operations, until the Members have received a return of the preferred return that has accrued on their contributed capital, and, in the case of cash flow from the sale of properties, until the Members have received a return of the preferred return that has accrued on their contributed capital, plus all of their contributed capital.

All accepted subscriptions shall be placed in a subscription holding account, and transferred to an operating account at such time as the funds are required to acquire or renovate properties, acquire other assets, or are otherwise required for operating capital. Preferred returns shall not commence accruing on subscription amounts until such time as the applicable funds are transferred to our operating account. The Managing Member may, in its sole discretion, determine which members’ capital contribution are transferred to the operating account and need not transfer funds on a pro rata or first in basis. The Managing Member may base such determination on the size of the capital contribution made by the applicable member, the timing of the member’s capital contribution or on any other factors.

Carried Interest:	Our Managing Member holds a carried interest, which entitles it to receive 30% of the distributions, profits and losses of the Company, subject to the distribution provisions outlined below. See “Distributions”.
Distributions:

Our Managing Member shall, at its discretion, determine the timing and amount of distributions. When made, distributions shall be made as follows:

Cash Flow from Operations. Any rental income and other cash flow from operations which is distributed, shall be distributed (1) first, 100% to our members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to our members; and (3) third, 70% to our members, and 30% to our Managing Member.

Cash Flow from Sales. Any cash from the sale or refinancing of any property which is distributed, shall be distributed or paid, (1) first, 100% to our members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to our members until they have cumulatively received an amount equal to their total capital contributions; (3) third, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to our members; and (4) fourth, 70% to our members, and 30% to our Managing Member.

Use of proceeds:	The net proceeds of this offering will be used primarily to source and acquire residential and commercial properties in Edmonton and Calgary, Canada, and to renovate, lease, operate and maintain such properties. At the discretion of our Managing Member, however, we may invest in other types of real property and in real property in other geographic areas.
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Risk Factors:	Investing in our membership interests involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this offering circular.

The Managing Member’s address is 180 Newport Center Drive, Suite 230, Newport Beach, CA. 92660, and telephone number is (949) 640-0600. Our Managing Member’s real estate professionals, including Mr. Alexander Philips and Mr. Michael M. Meyer, will be making investment decisions for the Company.

RISK FACTORS

An investment in our membership interests involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing membership interests. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements.

Risks Related to an Investment in the Company

We have no prior operating history, and the prior performance of the principals of our Managing Member or other real estate investment opportunities entered into by our principals may not predict our future results.

We are a recently formed company and have no operating history. As of the date of this offering circular, we have not made any investments, and prior to our initial closing, our total assets will consist of a limited amount of cash advanced by our Managing Member or its affiliates to cover organizational costs, offering costs and other initial operating expenses. You should not assume that our performance will be similar to the past performance of TwinRock Partners, LLC and other affiliates of our Managing Member in other real estate investment opportunities engaged in by them. Our lack of an operating history significantly increases the risk and uncertainty you face in making an investment in our membership interests.

We have had no revenue to date and have incurred only losses since inception.

We have generated no revenues to date and we have cumulative net losses of approximately $2,976 since inception.

We have minimal operating capital, no significant assets and no revenue from operations.

We have minimal operating capital and for the foreseeable future will be dependent upon our ability to finance our operations from the sale of equity or other financing alternatives.  There can be no assurance that we will be able to successfully raise operating capital.  The failure to successfully raise operating capital could result in our bankruptcy or other events which would have a material adverse effect on us and our members.  We have no significant assets or financial resources, so any such adverse event could put your investment dollars at significant risk.

Our projections and estimates are forward looking and may not be accurate.

Estimates, projections or our goals as to events that may occur in the future or with respect to our future operating or financial performance, including, but not limited to, our pro forma downside, static and base scenarios, and assumptions therein of average rents, effective rents, rent growth, and investor cash-on-cash return, and estimates with respect to our future operating or financial performance and estimated maintenance costs, are based upon the reasonable judgment of our Managing Member and are based on assumptions, data or methods that may be incorrect or imprecise. There is no assurance that actual results, rental and other income, expenses, costs and other items estimated or projected, will be the same, or similar, to those projected or estimated by us. Whether or not financial projections are attained will depend on our achieving our overall business objectives and numerous other factors.

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If we are unable to find suitable investments, we may not be able to achieve our investment objectives.

Our ability to achieve our investment objectives depends upon the performance of our Managing Member in the acquisition of investment properties and other assets. In addition, you will have no opportunity to evaluate the economic merits or the terms of our investments before making a decision to invest in us. You must rely entirely on the management abilities of our Managing Member. We cannot assure you that our Managing Member will be successful in sourcing suitable investment properties and assets on financially attractive terms or that, if our Managing Member makes investments on our behalf, our objectives will be achieved. If we, through our Managing Member, are unable to find suitable investment properties promptly, we will hold the proceeds from this offering in an interest-bearing account. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

We may suffer from delays in locating suitable investment properties, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our Managing Member’s real estate professionals, including Mr. Alexander Philips and Mr. Michael M. Meyer, to identify suitable investment properties and assets. To the extent that our Managing Member’s real estate professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution. Further, because we have no pre-selected assets, it may be difficult for us to invest the net offering proceeds promptly and on attractive terms. Delays we encounter in the selection and origination of real property transactions would likely limit our ability to pay distributions to our members and lower their overall returns.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

We face competition from various entities for real estate investment opportunities, including REITs, pension funds, insurance companies, investment funds and developers. Many of these competitors have substantially greater financial resources than we have and may be able to accept more risks or may prove better able to diversify and reduce their risk exposure by investing in a larger number of assets and/or in a larger geographic area. In the future, competition from these entities may reduce the number of suitable investment opportunities available to us or increase the bargaining power of property owners seeking to sell. Further, market conditions might deteriorate to the point that the market offers significant rental concessions to attract tenants. These concessions could adversely affect our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. Additionally, our ability to compete depends upon, among other factors, economic trends, investment alternatives, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends. See “Business - Competition”.

Risks related to Real Estate Investments

Real estate investments will be subject to risks inherent in ownership of real estate.

Real estate cash flows and values are affected by a number of factors, including competition from other available properties and our ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations (including zoning, usage and tax laws), interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws. Commercial real estate equity investments that we make will be subject to such risks.

Real estate investment is inherently speculative.

Events and conditions that are beyond our control may decrease cash available for distribution and the value of our assets. These events include, but are not limited to:

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•	local oversupply, increased competition or reduced demand for residential or commercial space,

•	inability to collect rent from tenants,

•	vacancies or our inability to vacant units on favorable terms,

•	increased operating costs, including repairs and maintenance, insurance premiums, interest rates, utilities and real estate taxes,

•	the ongoing need for capital improvements,

•	costs of complying with changes in governmental regulations, including tax laws and city zoning laws,

•	the relative illiquidity of real estate investments,

•	changing submarket demographics, and

•	civil unrest, acts of war and natural disasters, including earthquakes, floods, tornados and fires, which may result in uninsured and underinsured losses, or

In addition, we could experience a general decline in rents or an increased incidence of defaults under our leases if any of the following occur:

•	periods of economic slowdown or recession, and other adverse economic conditions affecting property values, including, but not limited to, population decreases, household income decreases, foreclosures, mortgage and other credit availability and governmental policies,

•	rising interest rates,

•	declining demand for real estate, or

•	the public perception that any of these events may occur.

Any of these events could adversely affect our financial condition, results of operations, cash flow, ability to satisfy our debt service obligations and ability to realize long term gains on our capital investments.

We may invest in distressed real estate.

We intend to invest in real estate in financially distressed areas, and may invest in distressed real estate. If there is no financial recovery in such areas, or we fail to estimate the viability of distressed property we purchase, the same could adversely affect our financial condition, results of operations, cash flow, ability to satisfy our debt service obligations and ability to realize long term gains on our capital investments.

Third party debt obligations expose us to increased risk.

We intend to use third party debt to finance a portion of the purchase price of some or all of the properties we purchase and may later refinance any or all such properties. The use of third party debt may have adverse consequences to us, including the following:

•	Required payments of principal and interest may be greater than our cash flow from operations;

•	We may be forced to dispose of one or more properties, possibly on disadvantageous terms, to make payments on any then-outstanding debt;

•	If we default on our debt obligations, the lender or mortgagee may foreclose on one or more of our properties and we may incur recourse liability with respect to any deficiency resulting from such foreclosure;

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•	A foreclosure on a property will be treated as a sale of such property for a purchase price equal to the outstanding balance of the secured debt on such property. If the outstanding balance of the secured debt exceeds our tax basis in such property, we and our members would recognize taxable income on foreclosure without realizing any accompanying cash proceeds to pay the tax; and

•	A default on a loan for one property may result in cross-defaults on loans we have on other properties.

Uninsured and underinsured losses could adversely affect us.

We intend to carry general liability insurance, fire and extended coverage, covering our properties. We believe that the policy specifications and insured limits we will carry will be adequate given the relative risk of loss, cost of the coverage and standard industry practice. We may discontinue certain coverage, or may elect not to procure such coverage, in the future if the cost of the premiums for any of the policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. If we experience a loss that is uninsured or that exceeds policy limits, we could lose any capital invested in such properties as well as the anticipated future cash flows from such properties. In addition, if any property is subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the property is irreparably damaged.

Our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. If we are required to liquidate all or a portion of our properties quickly, we may realize significantly less than the value at which we have previously purchased them and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Disruptions in the financial markets.

Uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing debt maturities on favorable terms (or at all), which may negatively affect our ability to maintain our properties. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly.

Risks Related to Our Organization and Structure

Our members do not elect or vote on our Managing Member and have limited ability to influence decisions regarding our business.

Our operating agreement provides that our assets, affairs and business will be managed under the direction of our Managing Member.  Our members do not elect or vote on our Managing Member, and, unlike the holders of shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business.

Certain provisions of our operating agreement and Delaware law could hinder, delay or prevent a change of control of our company.

Certain provisions of our operating agreement and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of our company. See “Securities Being Offered - Certain Anti-Take Over Effects”.

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Our operating agreement limits the personal liability of our Managing Member and its affiliates, and requires us to indemnify our Managing Member and its affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law, our Managing Member, and its managers, officers, and affiliates will not be liable to us. In addition, we have agreed to indemnify our Managing Member, its members, managers and their respective officers and employees, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been our Managing Member or one of our Managing Member’s directors or officers. These limitations of liability and indemnity provisions are detrimental to you because they restrict the remedies available to you for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing our membership interests, you will be treated as having consented to the provisions set forth in the operating agreement, which appears as Exhibit 2.2 to the Offering Statement of which this offering circular forms a part. See “Securities Being Offered - Liability and Indemnification of Managing Member and its Affiliates”.

By purchasing membership interests in this offering, you are bound by the arbitration provisions contained in our subscription agreement, which limits your ability to bring class action lawsuits or seek remedy on a class basis.

By purchasing membership interests in this offering, our members agree to be bound by the arbitration provisions contained in Section 7 of our subscription agreement which is Exhibit 2.2 to the Offering Statement of which this offering circular forms a part. Such arbitration provision applies to claims that may be made regarding this offering and, among other things, limits the ability of investors to bring class action lawsuits or similarly seek remedies on a class basis. The subscription agreement allows for either us or an investor to elect to enter into binding arbitration in the event of any claim in which we and the investor are adverse parties, including claims regarding this offering. If one or more investors file a claim against us and we elect to invoke the arbitration clause, the members would lose the ability to seek redress in court and would be required to submit the dispute to arbitration. These restrictions on the ability to bring a class action lawsuit is likely to result in increased costs, both in terms of time and money, to individual investors who wish to pursue claims against us.

Because no public trading market for membership interests currently exists, it will be difficult for you to sell your membership interests and, if you are able to sell your membership interests, you will likely sell them at a substantial discount to the price you paid for them.

Our operating agreement does not require our Managing Member to seek member approval to liquidate our assets by a specified date, nor does our operating agreement require our Managing Member to list our membership interests for trading on a national securities exchange by a specified date, or at all. There is no public market for our membership interests and we currently have no plans to list our membership interests on a stock exchange or other trading market. Until our membership interests are listed, if ever, you may not sell your membership interests unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our operating agreement contains certain restrictions on the transferability of your membership interests. Therefore, it will be difficult for you to sell your membership interests promptly or at all. If you are able to sell your membership interests, you would likely have to sell them at a substantial discount to the price you paid for them. See “Securities Being Offered - Transferability of Membership Interests”.

Your interest in us will be diluted if we issue additional membership interests, which could reduce the overall value of your investment.

Potential investors in this offering do not have preemptive rights to acquire any membership interests we issue in the future. Under our operating agreement, we have authority to issue an unlimited number of additional membership interests or other securities. Depending upon the terms and pricing of any additional offerings and the value of our investments, you may experience dilution in the book value and fair value of your membership interests. See “Ownership and Dilution”.

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The interests of our Managing Member, its principals and its other affiliates may conflict with your interests.

The interests of our Managing Member, its principals and its other affiliates may conflict with your interests. TwinRock Partners, LLC is the sole member and manager of our Managing Member. TwinRock Partners, through various affiliates, currently owns proprietary interests in and/or manages other investment properties and investment funds that acquire real estate. In addition, TwinRock Partners, LLC and its affiliates may directly or indirectly engage in future activities in which their interests or the interests of their clients may conflict with our interests, or which may include transactions in similar assets as those held by us and/or assets located in the same geographic areas as properties purchased by us.

In addition, TwinRock Partners, LLC and/or its affiliates may give advice or take action with respect to its existing or future properties in which it holds a proprietary interest, that may differ from the advice given, or may involve a different timing or nature of action taken, than is given or taken with respect to us. Because of different objectives or other factors, TwinRock Partners, LLC, or one of its affiliates may purchase, or advise third parties to purchase, real estate or other assets at a time when we are selling similar property or assets. They may also, in the ordinary course of business, possess, or come into possession of, information relevant to our investment activities that they may be prohibited from using in connection with us, or disclosing to us, or that they may elect not to disclose.

Neither TwinRock Partners, LLC, our Managing Member nor any of their affiliates will have any duty, responsibility or obligation to refrain from (a) engaging in the same or similar activities or lines of business as us; (b) doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of ours or any fund; or (c) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of us or any fund.

In addition, any decisions by our Managing Member to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit us, TwinRock Partners, LLC, or any affiliated entities more than another or limit or impair our ability or the ability of TwinRock Partners, LLC, or any other affiliated entity to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to TwinRock Partners, LLC, us or any one particular affiliated entity, that such arrangements or agreements include or not include us or another affiliated entity, as the case may be. Any of these decisions may benefit us, TwinRock Partners, LLC, or one of the other affiliated entities more than another.

Our Managing Member also has the right, in its sole discretion, to determine whether TwinRock Partners, LLC, or any of its affiliates, may co-invest with us with respect to any particular property investment. In addition, we may acquire properties, or an interest therein, from our affiliates or the affiliates of our Managing Member, from which our Managing Member or its affiliates may derive profit.

Our Managing Member has in the past, and expects to continue in the future, to establish and manage additional real estate funds, including offerings that may acquire or invest in commercial real estate equity investments and other select real estate-related assets. These additional funds may have investment criteria that compete with us. If a sale, financing, investment or other business opportunity would be suitable for more than one of the funds, our Managing Member will allocate it according to the policies and procedures adopted by our Managing Member.

Our Managing Member and its affiliates will receive substantial fees (such as property management fees, leasing commissions and disposition fees) and distribution allocations from us, some of which will not be negotiated at arm’s length. These fees could influence our Managing Member’s advice to us as well as the judgment of affiliates of our Managing Member.  See “Management Compensation”.

By acquiring an interest in us, and executing the operating agreement which appears as Exhibit 2.2 to the Offering Statement of which this offering circular forms a part, you will be deemed to have (a) acknowledged the existence of the actual and potential conflicts of interest described herein and to have consented to and waived such conflicts of interest, and (b) waived any claims that our Managing Member’s or its affiliates’ activities described above, will violate the corporate opportunity doctrine, or any fiduciary duty to us or you, or any duty to our creditors. See “Interests of Management and Others in Certain Transactions”.

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Preferred returns will not begin to accrue on subscription amounts until we make use of such subscription amounts.

All accepted subscriptions will be placed in a subscription holding account, and transferred to an operating account at such time as the funds are required to acquire or renovate properties, acquire other assets, or for operating capital. Preferred returns will not commence accruing on subscription amounts until such time as the applicable funds are transferred to our operating account. Therefore, the preferred return may not commence accruing on your invested capital for an indefinite period of time. In addition, the Managing Member may, in its sole discretion, determine which members’ capital contribution are transferred to the operating account and need not transfer funds on a pro rata or first in basis. The Managing Member may base such determination on the size of the capital contribution made by the applicable member, the timing of the member’s capital contribution or on any other factors.

If our Managing Member fails to retain its key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

 Our success depends in substantial part upon the skill and expertise of our Managing Member and its managing member, TwinRock Partners, LLC, and its principals, Alexander Philips and Michael M. Meyer, who would be difficult to replace. You will be relying entirely on our Managing Member and its managing members, and their employees, to manage our affairs. Therefore, you must rely on the ability of our Managing Member to make appropriate investment decisions and to manage our properties. In addition, our Managing Member is required to devote such time to our business and affairs as is necessary to carry out our Managing Member’s duties set forth our operating agreement, however, our Managing Member is not required to devote its full time efforts to us. Also, our members have very limited rights to remove our Managing Member. Therefore, you should not purchase our membership interests unless you are willing to entrust all aspects of our management to our Managing Member.

We may change our investment guidelines without seeking Member approval.

We may change our investment guidelines without Member notice or consent. Although our Managing Member has fiduciary duties to our Members and intends only to change our investment guidelines when it determines that a change is in the best interests of our Members, a change in our investment guidelines could reduce our payment of cash distributions to our Members or cause a decline in the value of our investments.

We may distributions from any source.

We may pay distributions from any source, including, but not limited to, the proceeds of funds raised in this Offering and from borrowed debt.

Risks Related to Compliance and Regulation

We are offering our membership interests pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our membership interests less attractive to investors as compared to a traditional initial public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, as compared to a traditional initial public offering, which may make an investment in our membership interests less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our membership interests, we may be unable to raise the funds necessary to commence operations, or to develop a diversified portfolio of real estate investments, which could severely affect the value of our membership interests.

Requirement to register under the Investment Company Act and Investment Adviser Act.

The SEC heavily regulates the manner in which “investment companies,” “investment advisors,” and “broker-dealers” are permitted to conduct their business activities. We believe we will conduct our business in a manner that does not result in us being characterized as an investment company, an investment advisor or a broker-dealer, as we do not believe that we will engage in any of the activities that require registration under the Investment Company Act of 1940, the Investment Advisor’s Act of 1940 or any similar provisions under state law. We intend to continue to conduct our business in such manner. If, however, we are deemed to be an investment company, an investment advisor, or a broker-dealer, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would affect our business to a material degree. The loss or potential loss of our exclusion from regulation pursuant to the Investment Company Act, the Investment Advisors Act or any related state exemptions, could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.

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Federal Income Tax Risks

The income tax aspects of an investment in us are complicated, and each investor should review them with his, her or its own professional advisors familiar with the investor’s personal income tax situation and with the income tax laws and regulations applicable to the investor and investment in limited liability companies. We expect to be treated as a partnership for federal income tax purposes, with the result that the investors, not the Company, will be taxed on our recognized income and gain. Investors will have this income tax liability even in the absence of cash distributions and thus may have taxable income and income tax liability arising from their investments in us in years when they receive no cash distributions from us. In addition to federal income taxes, each investor may incur income tax liabilities under the foreign, state or local income tax laws of certain jurisdictions in which we will operate, as well as in the jurisdiction of that investor’s residence or domicile. Foreign, state and local income tax laws vary from one location to another, and federal, state, local and foreign income tax laws are both complex and subject to change.

Tax uncertainty risks.

Because no ruling will be sought from the Internal Revenue Service (the “IRS”), nor will any opinion from tax advisers be obtained regarding the federal income tax consequences of any of the matters discussed in this Offering Circular or any other tax issues affecting us or the investors, there is a risk to investors that the IRS will not agree with our assessment of the tax treatment of an investment in membership interests in us.

Changes in legislation or court decisions.

The federal income tax treatment of an investment in a limited liability company, such as us, may be modified by legislative, judicial or administrative action at any time, and any such action may retroactively affect investments and commitments previously made. The rules dealing with federal income taxation of limited liability companies are constantly under review by the IRS, resulting in revisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (the “Treasury Regulations”), and revised interpretations of established concepts. In evaluating an investment in us, you should consult with your personal tax adviser with respect to possible or pending legislative, judicial and administrative developments.

Risk of IRS determination of profits and losses.

Section 704(b) of the Code provides that allocations of items of income, gain, loss and deduction from a partnership will be respected for tax purposes if such allocations have “substantial economic effect.” Our Operating Agreement contains certain allocations of profits and losses that could be reallocated by the IRS if it were determined that the allocations did not have “substantial economic effect.” Any resulting reallocation of tax items by the IRS may have adverse tax and financial consequences for our investors.

Risk of audit.

Our income tax returns may be audited by the IRS. Any audit of us could result in an audit your tax return causing adjustments of items unrelated to your investment in us, in addition to adjustments to various Company items. In the event of any such adjustments, you may incur attorneys’ fees, court costs and other expenses contesting deficiencies asserted by the IRS. You may also be liable for interest on any underpayment and certain penalties from the date tax was originally due. The tax treatment of all Company items will generally be determined at the Company level in a single proceeding rather than in separate proceedings with each member, and the Managing Member is primarily responsible for contesting federal income tax adjustments proposed by the IRS. The Managing Member may extend the statute of limitations as to all members and, in certain circumstances, may bind the members to a settlement with the IRS.

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Federal income tax.

As a limited liability company, we will not be subject to federal income tax. Instead, each member will be required to report on such investor’s federal income tax return its allocated share of our items of income, gain, loss and deduction substantially as if the items had been recognized directly by such member. Accordingly, you generally will be required to pay income tax on your allocable share of our net income or gain in the year recognized without regard to whether we make a corresponding cash distribution. Except as described herein, distributions (as opposed to allocations of taxable income or gain) received by any of our members, generally will not be subject to income tax.

No distributions for taxes.

Members will be required to report their distributive share of our taxable income. Although we may make distributions to the members for them to satisfy taxes imposed on them in respect of their distributive shares of our taxable income, the Managing Member will have full discretion whether or not to make any such distributions. The Operating Agreement does not require the Managing Member to make mandatory tax distributions.

Sale or exchange of interests.

The sale or exchange of membership interests by you generally will result in the recognition of capital gain or loss equal to the difference between your tax basis in the membership interests sold and the amount of consideration received (including any liability relief under Section 752 of the Code). However, a portion of such gain or loss may be recharacterized as ordinary income or loss to the extent attributable to your indirect share of certain Company assets (“unrealized receivables” and “inventory items,” each as specifically defined) described in Section 751 of the Code.

Inability to deduct Company losses.

If we incur operating losses, you may not be able to deduct your share of those losses for federal income tax purposes. Several limitations on the deductibility of such losses exist, including your basis in your membership interest, whether you are considered to be “at risk” with respect to your investment in us, and whether your investment is considered to be “passive” and thus subject to the “passive activity loss” rules.

Filings and information returns.

The Managing Member will use reasonable commercial efforts to cause all tax filings to be made in a timely manner (taking permitted extensions into account); however, investment in us may require the filing of tax return extensions and filing in multiple jurisdictions by members if composite state returns are not filed by us. You may have to file one or more tax filing extensions if we do not deliver Schedule K-1 by the due date of your returns.

Foreign, state and local taxes.

The country or state in which you reside may impose an income tax upon your share of our taxable income. Further, countries or states in which we will invest in properties may impose income taxes upon your share of our taxable income allocable to any Company property located in that state. Many countries and states have also implemented or are implementing programs to require limited liability companies to withhold and pay state or foreign income taxes owed by non-resident members relating to income-producing properties located in their countries or states, and we may be required to withhold state or foreign taxes from distributions otherwise payable to you. In the event we are required to withhold foreign or state taxes from an investor’s distributions, the amount of the distributions otherwise payable to you may be reduced. In addition, such collection and filing requirements at the country or state level may result in increases in our administrative expenses that would have the effect of reducing cash available for distribution to members. You are urged to consult with your own tax advisors with respect to the impact of applicable foreign, state and local taxes and foreign and state tax withholding requirements on an investment in the membership interests.

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Certain income directly or indirectly received by us from sources within Canada may be subject to withholding taxes imposed by Canada, and we also may be subject to capital gains taxes in Canada on a sale of real property situated in Canada. The members generally will be entitled to claim either a credit or, if they itemize their deductions, a deduction (subject to the limitations generally applicable to deductions) for their share of such foreign taxes in computing their federal income taxes. However, a member that is tax-exempt ordinarily will not benefit from such a credit or deduction, and a credit for foreign taxes may not exceed your federal tax (before the credit) attributable to your total foreign source taxable income. Because of these limitations, you may be unable to claim a credit for the full amount of your proportionate share of foreign taxes paid by us. As the availability of foreign tax credits depends on each member’s circumstances, each prospective investor should consult with his, her or its own tax advisor regarding the availability of foreign tax credits.

Foreign investors.

Foreign investors should be aware that our income and gain (as well as gain from the sale of the membership interests) may be treated as effectively connected with the conduct of a U.S. trade or business and, thus, be subject to tax (at the federal and possibly state and local levels) at regular U.S. rates even though such investor has no other contacts with the U.S. As a result, the Managing Member anticipates that it will withhold tax from substantially all the income allocable to a foreign investor. Notwithstanding that some of such taxes may be collected by withholding, foreign investors will be required to file appropriate federal (and possibly state and local) tax returns.

Unrelated Business Taxable Income (“UBTI”) risks.

Certain entities, including trusts under plans qualifying under Section 401(a) of the Code, individual retirement accounts, and certain charitable and other organizations described in Section 501(c) of the Code, generally are exempt from federal income tax, but are subject to federal income tax on their UBTI. It is likely that a portion of our gains will constitute UBTI to investors who are tax-exempt owners. If we use leverage in our portfolio investments, we will generate UBTI. If the tax-exempt entity borrows in order to purchase its membership interest, an allocable portion of the income it derives from its investment will be treated as UBTI. Any income earned by us that constitutes UBTI will be allocated to our investors. Each tax-exempt investor should consult its personal tax advisors to determine the effect of any UBTI on its specific tax situation.

Jeopardizing tax-exempt status.

The purchase of the membership interests by certain tax-exempt organizations may, under certain circumstances, adversely affect their tax-exempt status. Each tax-exempt investor should consult its personal tax advisors to obtain advice concerning the effect of an investment in the membership interests on such investor’s tax-exempt status.

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USE OF PROCEEDS

The net proceeds of this offering will be used primarily to source and acquire residential and commercial properties in Edmonton and Calgary, Canada, and to renovate, lease, operate and maintain such properties. At the discretion of our Managing Member, however, we may invest in other types of properties and in properties in other geographic areas.

Accordingly, we expect to use the net proceeds as follows:

	Minimum Offering		Maximum Offering
	Amount	Percentage	Amount	Percentage
Real estate investment	$4,200,000	84.00%	$48,000,000	96.00%
Offering and Organizational Expenses	$250,000	5.00%	$1,000,000	2.00%
Due Diligence Fees	$500,000	10.00%	$500,000	1.00%
Working capital	$50,000	1.00%	$500,000	1.00%

TOTAL	$5,000,000	100.00%	$50,000,000	100.00%

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities. The foregoing excludes an acquisition fee equal to 1.0% of the purchase price and budgeted capital improvements of any properties we purchase, which shall be paid at the closing of such acquisition to the Managing Member.

The proceeds of this offering will not be used to compensate or otherwise make payments to our Managing Member or any officer, employee or manager of the issuer or any of its subsidiaries, except for the reimbursement of offering expenses and other operating expenses paid for by our Managing Member or its affiliates, and a due diligence fee in the amount of $500,000 to be paid to our Managing Member. See “Management Compensation”.

We intend to use debt, together with the proceeds of this offering, to finance some or all of the properties and assets we purchase, in order to provide more funds available for investment. The material portion of the net proceeds of this Offering is not committed to any specific properties.

To date, the Company has incurred $27,976 in offering and organizational expenses.

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BUSINESS

Our Company

We were organized as a Delaware limited liability company on March 21, 2016. We were established for the purpose of investing in office, industrial and multi-family properties primarily in Calgary and Edmonton, Alberta, Canada, however, we may invest in other types of properties or properties in other geographic areas. Our Managing Member is TRP Management VII LLC, a Delaware limited liability company. TRP Management VII LLC, is wholly owned and managed by TwinRock Partners, LLC, a Delaware limited liability company. See “Management”.

Market Overview and Opportunity

We believe that the near and intermediate-term market for investment in select commercial real estate properties, commercial real estate equity investments, joint venture equity investments, and other real-estate related assets, including, distressed properties, in Canada, and especially Calgary and Edmonton Canada, is compelling from a risk-return perspective. We believe that the following market conditions create a favorable investment environment:

•	According to a 2012 OECD survey, Canada is the most educated country in the world, with approximately 51% of Canadian adults having attained at least an undergraduate or university degree.
•	Calgary and Edmonton are two of the six most populated cities in Canada.
•	The Canadian dollar compared to the U.S. dollar has recently been at its weakest value in the last 10 years.

US v. Canadian Dollar

Google, https://www.google.com/finance?q=usdcad&ei=wDDzVtj3FOPCigLn9I_4Cw

•	Canada is the world’s 11th largest economy and one of a few developed nations that is a net exporter of energy. Approximately three-quarters of Calgary’s downtown office space is leased by the energy sector.
•	Oil has recently hit its lowest price in the last 12 years resulting in a contraction of the Canadian economy. The dip in the energy sector has reduced jobs, which has resulted in an increase in office vacancies. To further complicate matters there is a significant amount of office buildings under construction that will add to the softer market.
•	As of December 2015, Alberta’s unemployment rate was 7.0%, the highest since April 2010.
•	Alberta has low corporate tax rates and no provincial sales taxes, which is expected to positively impact growth.
•	The Alberta government is planning to spend approximately $34B over the next five years on infrastructure and job creation to help boost economic activity.
•	Edmonton is building a new arena for the Edmonton Oilers hockey team, which is projected to be completed before the 2016-2017 season. This new arena is the centerpiece around the “Ice District” which has helped boost economic activity in Edmonton.

Investment Strategy

We intend to use substantially all of the proceeds of this offering to originate, acquire, manage, operate, selectively leverage, hold and opportunistically sell multifamily and mixed use properties, office properties, retail properties, industrial properties and/or commercial real estate in Calgary and Edmonton, Alberta, Canada.

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Our investment strategy is to take advantage of the recent downturn in oil prices, the weak Canadian dollar and to capitalize on what we believe are currently under-valued and distressed areas in Alberta, Canada. As a result of these and other economic conditions, vacancies are high and rents are low.

We believe that by purchasing property while vacancies are high and rents are low, we can acquire properties at opportunistic prices. With our proactive management, aggressive marketing and leasing, and by strategically lowering operational expenses, we believe we can maintain and improve the performance of the properties we purchase, and fully capitalize on future rent and pricing growth. We anticipate holding our properties for between 5 and 7 years from acquisition.

In addition to purchasing properties in fee simple, we may enter into joint ventures, partnerships, tenant-in-common investments or other co-ownership arrangements with third parties as well as entities affiliated with our Managing Member, for the acquisition, development or improvement of properties.

We are not limited in the number or size of properties we may acquire or the percentage of net proceeds of this offering that we may invest in a single property. The number and mix of properties we acquire will depend upon real estate and market conditions and other circumstances existing at the time we acquire our properties and the amount of proceeds we raise in this offering. In addition, while we intend to initially focus on acquiring properties in Edmonton and Calgary, Canada, we may acquire properties in other geographical areas.

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We believe that our investment strategy, combined with the experience and expertise of our Managing Member’s principals, will provide opportunities to originate investments with attractive long-term equity returns and strong structural features, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our members.

Investment Process

We will follow investment guidelines adopted by our Managing Member. Our Managing Member has the authority to make all decisions regarding our investments, and may change our investment objectives at any time without the approval of our members.

Our Managing Member will focus on the sourcing, acquisition and management of real estate. It will source our investments from new or existing customers, former and current financing and investment partners, third party intermediaries, and competitors looking to share risk and investment.

In selecting investments for us, our Managing Member will utilize our Managing Member’s established investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. The criteria that our Managing Member will consider when evaluating prospective investment opportunities include, but are not limited to:

•	macroeconomic conditions that may influence operating performance;

•	real estate market factors that may influence real estate valuations, real estate lending and/or economic performance of real estate generally;

•	analysis of the real estate, including tenant rosters, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;

•	real estate and leasing market conditions affecting the real estate;

•	existing and potential cash flow;

•	estimated costs and timing of required capital improvements;

•	review of third-party reports, including appraisals, engineering and environmental reports;

•	physical inspections; and

•	the overall structure of the investment.

Borrowing Policy

We intend to use debt to partially finance some or all of the properties we purchase, in order to provide more funds available for investment. We believe use of structured leverage will help us achieve our diversification goals and potentially enhance the returns on our investment. The Company expects that the maximum debt leverage used by the Company for any property will be 75% and for the entire portfolio, will be 75%.

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Competition

Our success depends, in large part, on our ability to source, acquire and manage attractive investments. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, REITs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. Many of these competitors have acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Investment Company Act Considerations

We intend to conduct our operations so that we are not required to register as investment company under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend, directly or through our subsidiaries, to originate, invest in and manage a diversified portfolio of commercial real estate investments. We anticipate that we will acquire and hold real estate and real estate-related assets (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries. We may also invest, to a limited extent, in commercial real estate loans, as well as commercial real estate-related debt securities and other real estate-related assets.

We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that we are in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. In addition, we believe that neither we nor certain of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

The loss or potential loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.

Other Government Regulations

Our business will be subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently. Under various environmental laws, a current or previous owner or operator of any real property we purchase may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws may impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. In addition, the properties we acquire will likely be subject to various regulatory requirements, such as zoning and fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We intend to acquire properties that are in material compliance with all such regulatory requirements. However, we cannot assure you that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition and results of operations.

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Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Properties

Our principal office is located at 180 Newport Center Drive, Suite 230, Newport Beach, California. We lease office space, free of charge, from TwinRock Partners, LLC, the managing member of our Managing Member. We have not yet purchased any investment properties.

Employees

As of June 1, 2016, we had no employees. Our Managing Member handles all of our operations and management.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

As of the date of this offering circular, we have not yet commenced active operations. Offering proceeds will be applied to investment in properties, the payment of third party real estate sales and broker’s commissions and other third party fees and expenses related to the purchase and sale of properties we acquire, the reimbursement to the Managing Member of organizational and offering expenses, the payment of future organizational and offering expenses, the payment of certain other fees due or to become due to the Managing Member (See Management Compensation), and the other uses as described throughout this offering circular. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of membership interests and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition and operation of our properties or other investments.

Further, we have not entered into any arrangements creating a reasonable probability that we will acquire a specific property or other asset. The number of properties and other assets that we will acquire will depend upon the amount of membership interests sold and the resulting amount of the net proceeds available for investment in properties and other assets. All accepted subscriptions shall be placed in a subscription holding account, and transferred to an operating account at such time as the funds are required to acquire or renovate properties, acquire other assets, or are otherwise required for operating capital. Preferred returns shall not commence accruing on subscription amounts until such time as the applicable funds are transferred to our operating account.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties, liquidating our investment in one or more assets or raising more equity capital. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries' borrowing activities by our lenders.

Results of Operation

Having not commenced active operations, we have not acquired any properties or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than economic conditions affecting our targeted portfolio, the commercial and residential rental real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $50,000,000 of membership interests. Our principal demands for cash will be for acquisition costs, including the purchase price of any properties and assets we acquire, improvement costs, real estate commissions, the payment of our operating and administrative expenses, and all continuing debt service obligations. Generally, we will fund our acquisitions from the net proceeds of this offering. We intend to acquire our assets with cash and mortgage or other debt, but we also may acquire assets free and clear of permanent mortgage or other indebtedness by paying the entire purchase price for the asset in cash.

We expect to use debt financing as a source of capital. We have no limits on the amount of leverage we may employ and we expect to use the maximum available leverage.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow from operations.

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Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties, undistributed cash flow, and additional equity investments. Note that, currently, we have not identified any source of financing, other than the proceeds of this offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

MANAGEMENT

We operate under the direction of our Managing Member, which is responsible for managing our day-to-day affairs, and implementing our investment strategy. Our Managing Member is wholly owned and controlled by TwinRock Partners, LLC, which is wholly owned and controlled by Alexander Philips and Michael L. Meyer.

TwinRock Partners, headquartered in Newport Beach, California, is a real estate investment company, primarily focused on investing in unique or “contrarian” opportunities while providing best-in-class management services to its investors.

Founders Michael Meyer and Alexander Philips incorporated TwinRock Partners in 2006, and brought more than 50 years of investment experience to the new company. Mr. Phillips, a former Director in the North American Equity Investments group with GE Capital, is TwinRock’s Chief Executive and Investment Officer. Mr. Meyer, who now serves as TwinRock’s Chairman, had retired after nearly 35 years as managing partner of the Orange County offices of EYKL. He began investing in Japanese notes in 1998, and switched to real estate in 2002.

From those early days, Mssrs. Meyer and Phillips have used a contrarian investment strategy that has brought the company its success to date. The firm routinely seeks investment offerings that are low, taking advantage of opportunistic offerings while mitigating risk and exposure.

As one of the first entrants into the single-family, buy-to-rent market, TwinRock invested approximately $50 million throughout the Western United States. Over the years, TwinRock’s proprietary systems and procedures have led to excellence in the complexities of acquiring, renovating, managing, and leasing residential homes, which was the catalyst and provided the foundation to the company’s multi-family platform. TwinRock’s dedicated team of professionals continues to provide these services for multi-family and student housing strategies.

With this strong company growth, TwinRock was able to launch and now manages a successful Value Opportunity Hedge Fund. Additionally, TwinRock remains on the cutting edge of emerging student housing investments.

To date TwinRock has invested nearly $750 million in real estate with high net-worth, ultra-high net-worth, family offices and institutional partners. As a leading private real estate investment firm, TwinRock’s investments have consistently produced above-average returns.

Managing Members of TwinRock Partners, LLC

Neither us or our Managing Member has any employees. As of the date of this offering circular, the managers and key employees of TwinRock Partners, LLC, the managing member of our Managing Member, are as follows:

Name	Age	Position	Term
Alexander Philips	39	Managing Member	2006 - Present
Michael M. Meyer	77	Managing Member	2006 - Present
Shelley McCullough	46	Director of Operations	January 2013 - Present
Viet Bui	28	Associate Director of Investor Relations	August 2013 - Present

Alexander Philips, age 39, a co-founder and manager of TwinRock Partners, LLC, since May 2006, is responsible for the overall strategic direction of the firm’s investment strategy including the development of new investment opportunities, portfolio management and operations.  Prior to forming TwinRock Partners, Mr. Philips was employed with GE Real Estate (GE) as a Director in the North American Equity Investments group, where he was an inaugural member of the GE Real Estate Associate Relationship Managing Member Training Program and the youngest member promoted to Director in the North American Equity Investments group. Prior to joining GE, Mr. Philips was employed at Professional Real Estate Services (PRES) as a Senior Associate in the Acquisition & Investments team, with a primary focus on office and industrial properties as well as multi-family and retail, and where he was responsible for pursuing new investment opportunities, return and valuation analysis, contract negotiations, due diligence coordination, market analysis, investor relations, and debt financing. Prior thereto, Mr. Philips worked in New York for Aareal Bank AG as a Senior Financial Analyst, where he underwrote over $750 million in multi-family, office, retail, hotel, and other real estate assets. Mr. Philips also spent almost four years at Goldman Sachs as an Intermediate Analyst and Donaldson Lufkin & Jenrette as an Analyst in Wealth Management Services, where he successfully obtained the NASD – Series 7, 24, & 63 Licenses.

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Mr. Philips received a Bachelor of Arts Degree from State University of New York at Albany and has a Master's in Business Administration from Pepperdine University with advanced study of international business at Hong Kong University of Science and Technology (HKST) in Hong Kong, China and Austral University (IAE) in Buenos Aires, Argentina. He is a licensed real estate broker in the State of California and his professional affiliations include membership in the National Association of Industrial and Office Properties (NAIOP) and Urban Land Institute (ULI), in which he is an active member on the Small Scale Development Council.

Michael L. Meyer, age 77, founded and has served as a manager of TwinRock Partners, LLC, since May 2006. Mr. Meyer was previously Managing Partner of the E & Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP (EYKL) Orange County Office. Having started with Kenneth Leventhal & Company in Los Angeles in 1963, Mr. Meyer has been active in the Southern California and national real estate industry for over 40 years, and he was a key partner in growing EYKL to become the largest group of real estate accounting and consulting professionals in the nation. Together with partners, Mr. Meyer has invested in shopping centers, office and industrial buildings, multi-family projects, residential tract and condominium developments, mortgages, public storage properties and land developments. He was also a member of two entities that acquired Japanese non-performing real estate bank loans and an office building in Japan.

For outstanding achievements in the real estate industry and community, Mr. Meyer was inducted into the California Building Industry Foundation Hall of Fame in June 1999. He was named the 1999 Chapman University Distinguished Research Awardee and he was the 1998 recipient of the University of California Irvine Graduate School of Management Real Estate Program Lifetime Achievement Award. Mr. Meyer has been honored by the United Way (Alexis de Tocqueville Society Award) and City of Hope (Spirit of Life Award). Mr. Meyer and his wife Nancy received the Humanitarian Award by the British American Business Council in 2005 and they are members of the United Way Tocqueville National Society.

Mr. Meyer is a board member of Opus Bank, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, and founder and board member emeritus of the Orange County Forum. He was previously a director of City National Corporation and City National Bank, William Lyon Homes, Paladin Realty Income Properties, the Building Industry Alliance Foundation; chair of United Way’s Alexis de Tocqueville Society; chair of the advisory board of the real estate program and current executive advisory board member of the UCI Merage Graduate School of Business-Center for Real Estate; and Associate of the USC Lusk Center for Real Estate and trustee of South Coast Repertory Theatre. He is also a member of the Urban Land Institute (ULI), and the American Institute and California Society of Certified Public Accountants (CPA).

Shelley McCullough, age, 46 has been Director of Operations since January 2013, and is responsible for the accounting and financial reporting to management and investors. She is also responsible for TwinRock Partners, LLC’s human resources department. Prior to joining TwinRock Partners, Mrs. McCullough served as controller for Professional Accounting Solutions between June 2010 and January 2013. Her prior experience has included working on new home development, mixed use properties, land entitlement and construction projects. Ms. McCullough received her BS in Business Administration with an emphasis in accounting from Northern Kentucky University.

Viet Bui, age 28, has served as Associate Director of Investor Relations, since August 2013, and is responsible for analyzing selected investment opportunities and working directly with management to determine how best to deploy the firm’s capital and manage its assets. Mr. Bui also assists with financing and related activities necessary to close acquisitions and transactions, and with portfolio and asset management, developing ongoing investment strategies, investor relations and investor reporting. Prior to serving as Associate Director of Investor Relations for TwinRock Partners, LLC, Mr. Bui was graduated from New York Law School with a Juris Doctor. Prior thereto, he received a Bachelor of Arts Degree from UCLA.

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MANAGEMENT COMPENSATION

The Company has no employees, does not expect to have employees and does not expect to directly pay compensation to any individuals. Our Managing Member and its affiliates, however, will receive substantial fees, expense reimbursements and profits for services relating to this offering and the investment and management of our assets, although as of the date of this offering circular, no fees, expense reimbursements or other compensation have been paid. The items of compensation are summarized in the following table. Neither our Managing Member nor its affiliates will receive any selling commissions or broker fees in connection with the offer and sale of our membership interests.

Form of Compensation	Amount	Estimated Amount To be Paid during First Fiscal Year of Operation (if Offering fully subscribed)
Organization and Offering Expenses	To date, our Managing Member and TwinRock Partners, LLC, have paid all organizational and offering expenses on our behalf. Upon receipt of the initial proceeds of this offering, we will reimburse our Managing Member and TwinRock Partners, LLC, for all organizational and offering costs they may incur on our behalf.	$1,000,000

Due Diligence Fee	Upon the closing, our Managing Member shall be paid a due diligence fee of $500,000 upon the closing of this offering.	$500,000

Asset Management Fee	Our Managing Member shall be paid an asset management fee equal to an annualized rate of 0.75% of the purchase price of all properties we hold. The asset management fee will be paid on the last day of each month and calculated based on the portfolio of properties as of the end of the prior month.	$90,000

Acquisition Fee	Our Managing Member shall receive an acquisition fee equal to 1.0% of the purchase price and budgeted capital improvements of any properties we purchase, which shall be paid at the closing of the acquisition of such property.	$240,000

Property Management Fee and Leasing Commissions	We may engage one or more third parties to manage and/or lease our properties, and may pay such third parties leasing commissions and/or property management fees, as applicable, equal to the then current market rates, for traditional property management services and leasing services, as applicable. Our Managing Member or its affiliates may, at our Managing Member’s discretion, directly provide property management and/or leasing services in exchange for property management and leasing fees, as applicable, equal to then current market rates.	$0

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Other Operating Expenses	We will reimburse our Managing Member and TwinRock Partners, LLC, as applicable, for all operating expenses incurred for the benefit of the Company, including, but not limited to, (i) legal, audit and accounting expenses (including audit, and financial statement or tax preparation services provided by our Managing Member, TwinRock Partners, LLC, and/or their affiliates or firms affiliated with them, and the costs of licensing or purchasing accounting software); (ii) bank charges; (iii) costs of holding member meetings; (iv) all transaction fees and costs related to the purchase and sale of assets incident to carrying out the purposes of the Company, including, but not limited to, real estate commissions paid to third parties and to our Managing Member; (v) the asset management fee; (vi) the property management fee; (vii) expenses incurred in conducting due diligence investigations of any property or other investment, including, but not limited to, the costs of appraisals, engineering reports, environmental assessments and other reports, third party consulting fees and related travel expenses, (viii) legal fees, consulting fees, reporting fees, travel and other out-of-pocket expenses relating to the acquisition, holding, refinancing and disposition of any property, and any other transaction involving any property (whether or not consummated) and extraordinary expenses, including, but not limited to, indemnification and litigation, custodian fees, taxes, and insurance; (ix) construction management costs and reimbursements, (x) all other costs and expenses incurred by our Managing Member or its affiliates in connection with our operation, including, but not limited to, the cost of director and officer liability insurance and other insurance policies, and (xi) property taxes, insurance, maintenance and repair obligations, service districts and/or association fees, financing and interest charges, as well as other operating expenses of the properties.	$350,000

Disposition Fees	Upon the sale or refinancing of any property, the Managing Member shall receive a fee equal to 1% of the total sales price of the applicable property or a fee equal to 1% of the new loan amount, as applicable.	$0

Carried Interest	Our Managing Member holds a carried interest, which entitles it to receive 30% of the distributions, profits and losses of the Company, subject to the distributions provisions outlined below.	$0

Managing Member Distributions

If and when our Managing Member decides to make distributions:

Any rental income and other cash flow from operations that are distributed shall be distributed or paid (1) first, 100% to the members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to the members; and (3) third, 70% to the members, and 30% to our Managing Member. Any other distributions, whether from the sale or refinancing of any property or otherwise, shall be distributed or paid, (1) first, 100% to the members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to the members until they have cumulatively received an amount equal to their total capital contributions; (3) third, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to the members; and (4) fourth, 70% to the members, and 30% to our Managing Member.

		$0

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OWNERSHIP AND DILUTION

Ownership Structure and Dilution

Subject to any future issuances of membership interests (See “Securities Being Offered — Issuance of Membership Interests, Creation of New Classes of Membership Interests and Additional Members”), investors in this offering will hold all of the membership interests in the Company, and the Managing Member shall retain a carried interest which entitles it to receive 30% of the distributions, profits and losses of the company, subject to the distributions provisions outlined below. See “Securities Being Offered – Distributions”.

Our Managing Member has the authority to issue an unlimited number of additional membership interests or other securities, although, under Regulation A, we are only allowed to sell up to $50,000,000 of our membership interests in any 12 month period (although we may raise capital in other ways). In particular, our Managing Member is authorized, subject to the restrictions of applicable securities laws, to provide for the issuance of an unlimited amount of one or more classes or series of membership interests, including preferred membership interests, and to fix the amount of membership interests, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof, without the approval of our members. After you purchase membership interests in this offering, our Managing Member may elect to (i) sell additional membership interests in this or future public offerings, (ii) issue equity interests in private offerings, or (iii) issue membership interests to our Managing Member, or its successors or assigns, in payment of an outstanding fee obligation. To the extent we issue additional membership interests after you purchase membership interests in this offering, your percentage ownership interest in us will be diluted by such interests.

Ownership of Principals

The table below sets forth the beneficial ownership of our membership interests as of the date of this offering circular for all executive management as a group, and each person or group that beneficially owns more than 10% of our membership interests. As of the date of this offering circular, no membership interests are outstanding. Our Managing Member, however, holds a carried interest (“Carried Interest”) in the company, which entitles it to receive 30% of our distributions, and an allocation of 30% of our profits and losses, subject to the distribution priority set forth below. See “Securities Being Offered – Distributions”. All of the issued and outstanding membership interests of our Managing Member, are owned by TwinRock Partners, LLC. All of the issued and outstanding membership interests of TwinRock Partners, LLC, are owned by Michael M. Meyer and Alexander Philips.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 180 Newport Center Drive, Suite 230, Newport Beach, CA 92660.

Name of Beneficial		Percent of
Owner(1)	Nature of Beneficial	Carried
	Interest	Interest

TRP Management VII LLC	Carried Interest	100%
Twin Rock Partners, LLC	Carried Interest	100%
Alexander Philips	Carried Interest	100%
Michael M. Meyer	Carried Interest	100%
All directors and executive officers of our Managing Member and TwinRock Partners, LLC (2 persons)	Carried Interest	100%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other Activities of our Managing Member’s Affiliates

TwinRock Partners, LLC, through various affiliates, currently owns proprietary interests in and/or manages other investment properties and investment funds that acquire real estate. In addition, TwinRock Partners, LLC and its affiliates may directly or indirectly engage in future activities in which their interests or the interests of their clients may conflict with our interests, or which may include transactions in similar assets as those held by us and/or assets located in the same geographic areas as properties purchased by us. In addition, TwinRock Partners, LLC, may directly or indirectly acquire proprietary interests in, manage or advise other real estate funds, vehicles or accounts that have investment objectives similar to or the same as ours and/or that engage in transactions involving the same type of property and in the same geographic area as the properties we acquire.

In addition, TwinRock Partners, LLC and/or its affiliates may give advice or take action with respect to its existing or future properties in which it holds a proprietary interest, that may differ from the advice given, or may involve a different timing or nature of action taken, than is given or taken with respect to us. Because of different objectives or other factors, TwinRock Partners, LLC, or one of its affiliates may purchase, or advise third parties to purchase, real estate or other assets at a time when we are selling similar property or assets. They may also, in the ordinary course of business, possess, or come into possession of, information relevant to our investment activities that they may be prohibited from using in connection with us, or disclosing to us, or that they may elect not to disclose.

Neither TwinRock Partners, LLC, our Managing Member nor any of their affiliates will have any duty, responsibility or obligation to refrain from (a) engaging in the same or similar activities or lines of business as us; (b) doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of ours or any fund; or (c) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of us or any fund.

In addition, any decisions by our Managing Member to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit us, TwinRock Partners, LLC, or any affiliated entities more than another or limit or impair our ability or the ability of TwinRock Partners, LLC, or any other affiliated entity to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to TwinRock Partners, LLC, us or any one particular affiliated entity, that such arrangements or agreements include or not include us or another affiliated entity, as the case may be. Any of these decisions may benefit us, TwinRock Partners, LLC, or one of the other affiliated entities more than another.

Allocation of Our Affiliates’ Time

We rely on the key real estate professionals who act on behalf of our Managing Member, including Mr. Michael L. Meyer, Mr. Alex Philips, Mr. Viet Bui, and Ms. Shelley McCullough, for the day-to-day operation of our business. Mr. Philips and Mr. Meyer are also managers of TwinRock Partners, LLC, and Mr. Bui and Ms. McCullough are employees of TwinRock Partners, LLC. TwinRock Partners, LLC, manages various other investment funds and real estate projects. As a result of Messrs. Philips’, Meyer’s and Bui’s, and Ms. McCulloug’s involvement in TwinRock Partners, LLC, and various of its affiliates, their obligations to other investors and the fact that they engage in and will continue to engage in other business activities on behalf of TwinRock Partners, LLC and its affiliates, they will face conflicts of interest in allocating their time among our, our Managing Member’s, TwinRock Partners, LLC’s, and its affiliates’ other business activities in which they are involved.

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Co-Investments

Our Managing Member has the right, in its sole discretion, to determine whether TwinRock Partners, LLC, or any of its affiliates, may co-invest with us with respect to any particular property investment.

Interested Party Transactions

We may acquire properties, or an interest therein, from our affiliates or the affiliates of our Managing Member, from which our Managing Member or its affiliates may derive profit.

Allocation of Investment Opportunities

Our Managing Member has in the past, and expects to continue in the future, to establish and manage additional real estate funds, including offerings that may acquire or invest in commercial real estate and other select real estate-related assets. These additional funds may have investment criteria that compete with us. If a sale, financing, investment or other business opportunity would be suitable for more than one of the funds, our Managing Member will allocate it according to the policies and procedures adopted by our Managing Member. Any allocation of this type may involve the consideration of a number of factors that our Managing Member may determine to be relevant, including, but not limited to:

•	the investment objectives and criteria of the other funds;

•	the cash requirements of the other funds;

•	the effect of the investment on the diversification of the other fund portfolios by type of investment, and risk of investment;

•	the anticipated cash flow of the asset to be acquired;

•	the income tax effects of the purchase on the Managing Member, TwinRock Partners, LLC or the other entities;

•	the size of the investment; and

•	the amount of funds available to the funds.

No Independent Underwriter

As we are conducting this offering without the aid of an independent underwriter, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

Receipt of Fees and Other Compensation by our Managing Member and its affiliates

Our Managing Member and its affiliates will receive substantial fees (such as property management fees, leasing commissions and disposition fees) and distribution allocations from us, some of which will not be negotiated at arm’s length. These fees could influence our Managing Member’s advice to us as well as the judgment of affiliates of our Managing Member.  See “Management Compensation”.

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PRIOR PERFORMANCE SUMMARY

We are a newly formed corporation and will not commence operations until we raise the minimum offering amount of $5,000,000. As a result, we do not have any prior performance or experience.

The information presented in this section represents the historical experience in real estate investments (excluding, single family and small multi-unit residential real estate investments), which we refer to as “prior real estate programs,” sponsored by TwinRock Partners, LLC (our “Sponsor”), and its affiliates. The following summary is qualified in its entirety by reference to the Prior Performance Tables, which may be found in Appendix A of this Offering Circular. Investors in our membership interests should not assume that they will experience returns, if any, comparable to those experienced by investors in the prior real estate programs. Investors who purchase our membership interests will not thereby acquire any ownership interest in any of the entities to which such information relates.

Overview of Our Sponsor

Our sponsor is a privately-held company that operates as a real estate investment platform. Our Sponsor was formed in 2006 to engage in the business of investing in and managing real estate and other investments.

For purposes of this prior performance summary, our Sponsor views its prior programs (collectively, the “Programs”) as investment opportunities that are originated by our Sponsor for which it or its affiliates serve as the issuer (“Originated Program”).

With respect to its Originated Program, our Sponsor’s primary investment objectives are similar to ours. Our Sponsor seeks to offer attractive risk adjusted returns by targeting equity investments abroad and in the United States. We believe that our investment strategy, combined with the extensive experience and expertise of our management team, will provide opportunities to originate investments while seeking attractive risk-return for our members.

Prior Investment Programs

Overview

As of June 30, 2016, our Sponsor has originated approximately 8 real estate assets in its Programs with aggregate total acquisition costs of approximately $132.8 million. Of the $132.8 million in aggregate total acquisition costs, our Sponsor offered through its Programs, approximately $46.9 million to investors. The portfolios included in the Programs are diversified by investment size, property type, and geographic region. As a result of our Sponsor’s extensive underwriting process, the substantial investing experience of its management team and track record, our Sponsor has built a solid reputation as a leading real estate manager; expanding its base of investors over the years.

Originated Program

Our Sponsor and its affiliates were responsible for the origination, due diligence, structuring, acquiring, closing, and asset management of all investments made under the Originated Program. As of June 30, 2016, the issuer entities comprising the Originated Program had over 140 investors. As of June 30, 2016, our Sponsor has invested in real estate assets with an aggregate total acquisition cost of $132.8 million. Of the $132.8 million aggregate total acquisition cost of these real estate assets, our Sponsor originated and offered a total of $46.9 million of the capital to acquire these assets in conjunction with the Originated Program. Through June 30, 2016, the Originated Program consisted of eight issuers, of which six held single assets and two held multiple assets. We have not completed or liquidated any of our prior programs.

As of June 30, 2016, the portfolio of assets in the Originated Program consisted solely of stabilized, multifamily residential property and was diversified across geographic areas as shown in the following charts. More detail of the specific location of each property within each geographic region can be seen in Table VI of the Prior Performance Tables section.

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We have not yet completed any Programs.

Differentiation from Prior Investments

While our investment objectives are similar to those of our sponsor’s prior investments, the investment strategy of each of the prior investments differs from ours. Our sponsor’s prior investments included funds investing in single family or dual family residential real estate and purchasing home owner’s association liens, as well as investments in multi-family residential complexes and student housing residential complexes, all located in the United States. Our investment strategy is to invest in office, industrial and multi-family properties primarily in Calgary and Edmonton, Alberta, Canada.

Additional Information

Please see the tables under “Prior Performance Tables” in Appendix A to this Offering Circular for more information regarding our sponsor’s prior performance.

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SECURITIES BEING OFFERED

We currently have one class of membership interests, none of which shall be outstanding until such time as we begin closing on subscriptions in this offering. A description of certain material terms and provisions of our operating agreement affecting the rights of holders of our membership interests are set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our operating agreement.

Subscription Holding Account

All accepted subscriptions shall be placed in a subscription holding account, and transferred to an operating account at such time as the funds are required to acquire or renovate properties, acquire other assets, or are otherwise required for operating capital. The Managing Member may, in its sole discretion, determine which members’ capital contributions are transferred to the operating account and need not transfer funds on a pro rata or first in basis. The Managing Member may base such determination on the size of the capital contribution made by the applicable member, the timing of the member’s capital contribution or on any other factors.

Preferred Return

At such time as a subscription amount is transferred to the operating account, a preferred return shall commence accruing on such capital contributions at a rate of eight percent (8%) per annum (cumulative, but not compounded), meaning that 8% shall accrue on members’ unreturned capital contributions, and that the Managing Member shall not receive any profit distributions, in the case of cash flow from operations, until the Members have received a return of the preferred return that has accrued on their contributed capital, and, in the case of cash flow from the sale of properties, until the Members have received a return of the preferred return that has accrued on their contributed capital, plus all of their contributed capital.

Carried Interest

Our Managing Member holds a carried interest, which entitles it to receive 30% of the distributions, profits and losses of the Company, subject to the distributions provisions outlined below. See “Securities Being Offered - Distributions”.

Distributions

Our Managing Member, in its sole discretion, may determine the amount and timing of any distributions. When made, distributions shall be made according to the following:

Discretionary Distributions of Income. Any rental income and other cash flow from operations that are distributed, shall be distributed or paid (1) first, 100% to the members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to the members; and (3) third, 70% to the members, and 30% to our Managing Member.

Discretionary Distributions upon a Sale or Refinancing. Any other distributions, whether from the sale or refinancing of any property or otherwise, shall be distributed or paid, (1) first, 100% to the members until they have cumulatively received an amount equal to their preferred return that has accrued through the prior quarter; (2) second, 100% to the members until they have cumulatively received an amount equal to their total capital contributions; (3) third, 100% to our Managing Member, until our Managing Member has cumulatively received an amount equal to the sum of 30% of the aggregate preferred return that has been paid to the members; and (4) fourth, 70% to the members, and 30% to our Managing Member.

Profit and Losses

At the end of each fiscal year, our profits and losses will be allocated to the capital accounts of our members (pro rata in accordance with the percentage of the company they own), and our Managing Member, as applicable, in a manner so as to cause their capital accounts to match the intended priority distribution provisions outlined above.

Redemption and Withdrawal

Our Managing Member, in its sole discretion, may require a member to withdraw all or a portion of its capital for any reason. Upon a withdrawal, we shall pay the withdrawing member an amount equal to the portion of such Member’s capital account to be withdrawn, less a liquidation and redemption fee equal to 1% of such amount. The withdrawing member’s capital account will be valued as of the date of withdrawal. A portion of the redemption proceeds, typically ten percent (10%), will be held by us until completion of our year-end audit.

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Liability of Members

Except to the extent required to contribute capital in exchange for membership interests subscribed for, no member shall have any personal liability whatsoever in its capacity as a member, whether to us, to any of the other members or to our creditors, for the debts, liabilities, contracts or any other obligations of the company or for any losses of the company.

Voting Rights

Our members will have voting rights only with respect to certain matters, primarily relating to (a) amendments to our operating agreement that would adversely change the rights of our members, and (b) removal of our Managing Member for “cause”. Any vote shall be determined by the affirmative vote or consent of the holders of a majority or supermajority of our outstanding membership interests

Absence of Preemptive and Other Rights or Assessments

Our members have no preferential, preemptive, conversion or exchange rights. There are no sinking fund provisions applicable to our membership interests. When issued in accordance with our operating agreement and applicable law, membership interests shall not be subject to further capital calls or assessment by us.

Issuance of Membership Interests, Creation of New Classes of Membership Interests and Additional Members

We may, at our discretion, authorize and issue additional membership interests, including new classes of membership interests, and admit one or more recipients of such membership interests as additional members from time to time, on such terms and conditions and for such capital contributions, if any, as our Managing Member may deem favorable and advisable to us. Such additional members shall receive such distributions and allocations of profits and losses, and have such other rights, preferences and privileges, as may be determined by our Managing Member, and which may be senior to those of the existing members.

Appraisal or Partition

Under our operating agreement, each member waives its rights to any appraisal rights under the Delaware General Corporate Law (“DGCL”) or any rights to have any of our assets partitioned, or to file a complaint or to institute any suit, action, or proceeding at law or in equity asserting appraisal rights under the DGCL or to have any of our assets partitioned, and each Member, on behalf of itself, its successors, and its assigns hereby waives any such right.

Transferability of Membership Interests

Membership interests may only be transferred with the consent of our Managing Member (which may be granted or denied in its reasonable discretion), however, transfers may require a legal opinion satisfactory to our Managing Member. Any assignee of membership interests shall only be deemed the holder of an economic interest and shall not be admitted as a substituted member unless they comply with the substitute member admission requirements in our operating agreement which, among other things, requires (a) the consent of our Managing Member, in its sole discretion (provided, however, such consent shall not be required for certain permitted transfers, such as a transfer to certain trusts for estate planning purposes, or a transfer to the descendants of the member upon death); (b) the transferee executes instruments our Managing Member deems necessary to effect the admission of such person as a substituted member; and (c) payment of a transfer fee to us to cover reasonable expenses connected with such transfer.

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Liability and Indemnification of Managing Member and its affiliates

Neither our Managing Member nor any affiliate of our Managing Member nor their respective employees, officers, agents, directors, members, shareholders or partners of such persons or the company, shall have any personal liability whatsoever to us, to any Member, or to any of our creditors, so long as such person acts in good faith; provided, however, that nothing contained herein shall protect any such party against any liability, as determined in a non-appealable final judgment, to which such party would otherwise be subject by reason of (a) any act or omission of such party that involves actual fraud or willful misconduct or (b) any transaction from which such party derives any improper personal benefit which is not permitted under our operating agreement.

In addition, we must indemnify, defend and save harmless our Managing Member and its affiliates, and at the discretion of our Managing Member, our employees and officers from any liability, loss or damage incurred by any such person by reason of any act performed or omitted to be performed by any such person in connection with our business; provided that if the liability, loss or claim arises out of any action or inaction of such person: (a) such person must have acted in good faith; and (b) the action or inaction must not constitute actual fraud or willful misconduct by such person, or a transaction from which such person derived an improper personal benefit not permitted under our operating agreement; and, provided further, that the indemnification shall be recoverable only from our assets and not from any assets of our members, except any undrawn or unpaid capital contributions of our members, or any other amounts our members may owe to us under our operating agreement or the DGCL.

Term

The company will terminate no later than December 31, 2026, which termination date may be extended for up to 3 years, in the sole discretion of the Managing Member. Upon termination of the company, our Managing Member shall wind up our affairs and our assets shall be distributed, first to our creditors, including members who are creditors, and then, to our members and our Managing Member in accordance with the distribution provisions outlined above. See “Securities Being Offered - Distributions”.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and federal income tax purposes, our fiscal year and our tax year are the calendar year.

Our Managing Member will use its best efforts to cause our accountants to deliver as soon as reasonably feasible after the end of each taxable year, to each of our members, such information as may be necessary for the preparation of such member’s U.S. federal income tax returns.

Power of Attorney

Under our operating agreement, each member appoints our Managing Member as such member’s true and lawful attorney to sign, execute, certify, acknowledge, file various documents related to us, including, but not limited to, all documents our Managing Member deems appropriate to reflect any amendment, change, or modification of the operating agreement, and any other certificates or other instruments required to be filed by us under the laws of the State of Delaware or of any other state or jurisdiction, and any documents that may be required to dissolve and terminate the Company.

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Amendments

Our Managing Member may, at any time, and without the approval of our members, amend our operating agreement for any reason; provided, however, that such amendment shall also require the affirmative vote or consent of the holders of a majority of the then outstanding membership interests if such amendment (i) adds to, subtracts from or otherwise modifies the purpose of the Company or the character of its business; (ii) enlarges the obligation of a member to make capital contributions; (iii) enlarges the liability of any member or the Managing Member; (iv) affects the exclusive authority of the Managing Member to withhold consent to the admission of a substituted member; (v) reduces or adversely affects the compensation and fees to be paid to the Managing Member, or our indemnification obligations to the Managing Member; or (vi) amends the amendment provision of our operating agreement.

Arbitration

By purchasing membership interests in this offering, our members agree to be bound by the arbitration provisions contained in Section 7 of our subscription agreement, which is Exhibit 2.2 to the Offering Statement of which this offering circular forms a part. Such arbitration provision applies to claims that may be made regarding this offering and, among other things, limits the ability of investors to bring class action lawsuits or similarly seek remedies on a class basis. The subscription agreement allows for either us or an investor to elect to enter into binding arbitration in the event of any claim in which we and the investor are adverse parties, including claims regarding this offering.

Certain Anti-Take Over Effects

We are a limited liability company organized under Delaware law.  Some provisions of Delaware law and our operating agreement may delay or prevent a transaction that would cause a change in our control.

•	Issuances of additional membership interests and classification of membership interests without member approval. Our operating agreement authorizes our Managing Member, without the approval of our members, to issue an unlimited amount of one or more classes or series of our membership interests, including preferred membership interests, and to fix the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof. Our ability to issue additional membership interests and other securities could render more difficult or discourage an attempt to obtain control over our company by means of a tender offer, merger or otherwise.

•	Delaware Business Combination Statute—Section 203. Section 203 of the DGCL, which restricts certain business combinations with interested members in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested member for a period of three years after the date of the transaction by which that person became an interested member, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested member, and an interested member is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting membership interests. Our Managing Member may elect to amend our operating agreement at any time to have Section 203 apply to us.

•	Exclusive authority of our Managing Member to amend our operating agreement. Our operating agreement provides that our Managing Member has the exclusive power to adopt, alter or repeal any provision of our operating agreement, unless such amendment would adversely change the rights of the membership interests. Thus, our members generally may not effect changes to our operating agreement.

Transfer Agent and Registrar

FundAmerica Securities located at 641 Lexington Avenue, Suite 1518, New York, New York, 10022, is the transfer agent and registrant for our membership interests.

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TAX DISCUSSION

PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN LEGAL COUNSEL AND TAX ADVISOR.

The following discussion is a general summary of certain U.S. and Canadian federal income tax consequences of an investment in us, and assumes that we invest (directly or indirectly) solely in interests in real property. The following summary does not discuss all the potential tax issues relevant to us or our members and is not a substitute for careful tax planning. Moreover, the tax considerations relevant to a particular member depend upon his, her, or its particular circumstances and country of residence. The following discussion also does not discuss any aspect of state, local or foreign law or U.S. federal tax laws other than U.S. and Canadian federal income tax, and is limited to members who are individual residents of the U.S. and will hold their membership interests as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not generally address the tax consequences relating to every potential investment we may make, such as investments in other “flow-through” entities. This discussion does not constitute tax advice, and is not intended to substitute for tax planning. Further, this discussion does not take into account the particular circumstances of each prospective investor and is not addressed to investors that are non-U.S. persons, tax-exempt organizations, “closely-held” corporations or that hold their investment in us as other than a capital asset.

THE FOLLOWING DISCUSSION OF CERTAIN U.S. AND CANADIAN FEDERAL INCOME TAX MATTERS IS PROVIDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE TAX ADVICE. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR CONCERNING THE POTENTIAL U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY, WITH SPECIFIC REFERENCE TO THE INVESTOR’S OWN PARTICULAR TAX SITUATION. PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS SUMMARY OR ANY PRIOR OR SUBSEQUENT COMMUNICATION FROM THE COMPANY OR THE MANAGING MEMBER OR ANY OF THEIR REPRESENTATIVES OR AGENTS AS TAX OR LEGAL ADVICE. INVESTORS MAY NOT RELY ON SUCH CONTENTS WITH RESPECT TO THESE MATTERS IN MAKING THEIR INVESTMENT DECISIONS.

This discussion is based upon the Code, the Income Tax Act, the Regulations and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. No tax rulings have been or are anticipated to be requested from the IRS or other taxing authorities with respect to any tax matters, whether or not discussed herein. Accordingly, there can be no assurance that any tax position taken in connection with us will not be successfully challenged by the IRS, which may result in different or adverse tax consequences to our members.

Treatment as a Partnership

We expect to be treated as a partnership for federal income tax purposes. Provided that we are classified as a partnership for federal income tax purposes, we would not generally be subject to entity-level U.S. federal income tax. Instead, each member will be required to take into account its distributive share of all items of our income, gain, loss, deduction and credit, whether or not a distribution is made. The character of each item of income, gain, loss, deduction, or credit generally will be determined at the Company level. Although the Managing Member anticipates that it will make distributions, it has no obligation to do so. Therefore, you should be aware that the U.S. federal income tax on your allocable share of our taxable income may exceed distributions to you and result in so-called “phantom income” to you. As a result, you may have to use funds from sources other than the Company to pay your tax liability arising from an investment in us. In addition, the tax on gain, if any, from your sale of your membership interests may exceed the cash proceeds from the sale.

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Tax Treatment of Capital Gains and Losses

In general, the maximum U.S. federal income tax rate for non-corporate taxpayers on long-term capital gains is 20% for most capital gains realized on assets held for more than 12 months. Capital gains of corporations are taxed at the same rates applicable to corporate ordinary income. Ordinary income and short-term capital gain of non-corporate taxpayers on assets held for one year or less is taxed at graduated rates of up to 39.6%, subject to taxpayer-specific adjustments.

Sale of real estate.

In connection with the sale or other taxable disposition of our real estate, we may realize a gain or loss. Any gain or loss which may be recognized by us on the sale or exchange of our interest in real estate will be treated as capital gain or loss under the Code, unless it is determined that we are a “dealer” in real estate for federal income tax purposes, or as otherwise described herein. Members will be subject to tax at applicable ordinary income tax rates to the extent of depreciation recapture attributable to the disposition of certain personal and real property. Any remaining gains will be subject to taxation at the applicable capital gain tax rates, or, with regard to non-corporate investors, the 25% rate applicable to such members’ share of any “unrecaptured section 1250 gain” (i.e., previously claimed depreciation deductions with respect to depreciable real property that would not otherwise be recaptured as ordinary income pursuant to Section 1250 of the Code). However, capital gains treatment will not apply to gains realized from the sale or other disposition of real property used in a trade or business unless such property qualifies as “Section 1231 property.” Generally, Section 1231 of the Code provides that “section 1231 property” includes real property and depreciable assets used in a trade or business that have been held for more than one year, but does not include inventory or other property held primarily for sale to customers in the ordinary course of a trade or business. If a property constitutes Section 1231 property, you would combine your distributive share of Company gains or losses attributable to such assets with any other Section 1231 gains or losses realized by you in that year from other sources, and the resultant net Section 1231 gains or losses would be taxed as capital gains or constitute ordinary losses, as the case may be. In general, net Section 1231 gains are recaptured as ordinary income to the extent of net Section 1231 losses in the five preceding taxable years.

Through a combination of the use of leverage (borrowing) in connection with the acquisition of real estate and the use of depreciation, each member’s adjusted basis in property may be less than the amount of indebtedness attributable to such property. Upon the voluntary or involuntary transfer of a real estate property, whether by sale, foreclosure, deed in lieu of foreclosure, or any other means, the amount of the outstanding indebtedness in such a case would constitute an amount realized by the members. Each member will be deemed to have been relieved of his share of such indebtedness, and the amount thereof will be treated as a cash distribution to the member. Consequently, the amount of income upon which you will be taxable in the year of transfer, and the federal income tax attributable thereto, may substantially exceed the net cash proceeds, if any, distributed as a result of the transfer. Thus, an event which in fact generates little or no cash may nonetheless generate substantial amounts of taxable income.

In addition to the regular income tax, there is a new income tax, referred to as the Medicare contribution tax, on certain income of taxpayers who are individuals, estates or trusts. The tax applies to individuals whose modified adjusted gross income exceeds $200,000 for individual filers or $250,000 for joint filers ($125,000 for a married person filing separately). The tax is imposed at the rate of 3.8% of all or a portion of the taxpayer’s “net investment income.” Net investment income includes gross income from rents, interest and dividends (other than such income derived in the ordinary course of a trade or business), gains from the sale of property (other than property held in a trade or business) and income derived from a trade or business that is a passive activity (within the meaning of Section 469 of the Code). Accordingly, this tax may apply to annual rental income earned by the Company and to the gains realized by the Company from the sale of Company investments or realized by you from the sale of your membership interest. As this tax depends on the investor’s personal income level, each prospective investor should consult with its own tax advisor regarding the applicability of this tax.

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A net capital loss allocated to you may be used to offset other capital gains. For a taxpayer other than a corporation, such net capital loss also may be used to offset ordinary income up to $3,000 per year. In general, for taxpayers other than corporations, the unused portion of such loss may be carried forward indefinitely, but not carried back. In the case of a corporate taxpayer, such capital loss may be used to offset only capital gains, but the unused portion of such loss generally may be carried back three years or forward five years. Further, the amount that may be carried back is limited to an amount which does not cause or increase a net operating loss in a carryback year.

Sale or other disposition of membership interests in the Company.

Upon a sale or other disposition of a membership interest in the Company in a taxable transaction, you will recognize gain or loss equal to the difference between: (a) the proceeds of such sale or other disposition plus his, her, or its proportionate share of the liabilities of the Company; and (b) the adjusted basis of his, her or its membership interests in the Company. Such gain or loss recognized on a sale or other disposition of a membership interest in the Company by a member who is not a “dealer” in securities and who has held such membership interest for more than 12 months generally should be long-term capital gain or loss, as the case may be (subject to the rules regarding unrecaptured Section 1250 depreciation deductions). However, that portion of the selling member’s gain allocable to our “unrealized receivables” or “inventory items,” such as depreciation recapture, will be treated as ordinary income. If you make a gift of an interest in the Company, you may recognize gain if your share of our liabilities exceeds your adjusted basis in the donated membership interest.

A member may also be taxed in Canada under the Income Tax Act (Canada) (the “Income Tax Act”) on any gain realized in connection with the sale or other disposition of a membership interest in circumstances where such interest is a “taxable Canadian property” of the member that is not a “treaty-protected property” of the member (as each of those terms is defined in the Income Tax Act). A membership interest should be a “treaty-protected property” of a member for purposes of the Income Tax Act provided that the Company is treated as a corporation for purposes of the Income Tax Act that is not resident in Canada for purposes of the Income Tax Act. See below under “Certain Canadian Federal Income Tax Considerations – Disposition of Membership Interests in the Company”.

Restrictions on Deductibility of Expenses and Other Losses

In the case of members that are individuals or trusts, the ability to use certain specific items of deduction attributable to the investment activities of the Company may be limited under the investment interest limitation under Section 163(d) of the Code, the 2% floor on miscellaneous itemized deductions (including investment expenses) in Section 67 of the Code and/or other provisions of the Code. It is not possible to predict the extent to which any of the foregoing provisions of the Code will be applicable, since that will depend upon the exact nature of our future operations as well as the individual tax positions of such members. However, the effect of such provisions could, among other things, be to cause you to realize income from your investment in the membership interests even if it does not have positive taxable income on an overall basis.

Subject to certain conditions and limitations, losses allocated to you by the Company may be deducted by you only to the extent of your adjusted basis in your membership interests as of the end of the taxable year in which the loss is incurred. Any loss that cannot be deducted under this basis limitation rule may be carried forward and used by you in any future tax year to the extent of your adjusted basis in your membership interests.

Members other than certain widely-held corporations are generally permitted to deduct losses from a “passive activity” (in general, business activities in which the taxpayer does not materially participate and all rental activities which, generally, will include an interest in rental real estate activities engaged in by the Company) only against passive activity income or upon the disposition of your interest in the passive activity. Any loss that cannot be deducted under the passive activity loss provisions may be carried forward and deducted by the member in future tax years to the extent permitted by the passive activity loss provisions. The passive activity provisions generally apply in addition to other restrictions in the Code applicable to losses.

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Under the so called at-risk rules, non-corporate and certain corporate members may deduct losses from a business activity only to the extent they are at risk with respect to the activity at the end of the taxable year. A member is generally at risk to the extent he, she or it contributes money to an activity or for such member’s share of amounts borrowed with respect to the activity for which such member is personally liable, and for certain types of “nonrecourse” liabilities.

The alternative minimum tax (the “AMT”) is imposed to the extent that tax exceeds a taxpayer’s regular tax for the year. An investment in the membership interests may have an impact on your AMT. For example, our accelerated depreciation of personal property is an item of tax preference. The AMT imposed on you will depend upon your particular tax situation. Therefore, members that are subject to the AMT should consider the tax consequences of an investment in us in view of their individual AMT positions.

Foreign Taxes and Foreign Tax Credits

In general, any amount paid to us or any affiliate not resident in Canada for purposes of the Income Tax Act on account of or in satisfaction of rent in respect of real property situated in Canada will be subject to withholding tax under the Income Tax Act at the rate of 25% of the gross amount of such rent. The Income Tax Act contains an elective regime which would permit us (or the non-Canadian affiliate, as applicable) to be taxed on a “net basis” on our net income computed in accordance with the provisions of Part I of the Income Tax Act such that the withholding tax under the Income Tax Act would be levied at the rate of 25% of the net amount of rent. Any gain realized by us (or any affiliate not resident in Canada for purposes of the Income Tax Act, as applicable) in respect of a disposition of any real property situated in Canada will be taxable in Canada. In general terms, one half of any gain will be required to be included in the income of the Company and will be taxed at combined federal and provincial tax rates depending on the province in which the property is situated.

Members will be informed by the Managing Member of their proportionate share of the foreign taxes paid by us which they will be required to include in their income. The members generally will be entitled to claim either a credit or, if they itemize their deductions, a deduction (subject to the limitations generally applicable to deductions) for their share of such foreign taxes in computing their federal income taxes. A member that is tax-exempt ordinarily will not benefit from such a credit or deduction. Generally, a credit for foreign taxes may not exceed your federal tax (before the credit) attributable to your total foreign source taxable income. Because of these limitations, you may be unable to claim a credit for the full amount of your proportionate share of foreign taxes paid by us. As the availability of foreign tax credits depends on each member’s circumstances, you should consult with your own tax advisor regarding the availability of foreign tax credits.

Tax Returns; Tax Audits; Tax Elections

Our tax returns are subject to review by the Internal Revenue Service (the “IRS”) and other taxing authorities. There can be no assurance that these authorities will not make adjustments in the tax figures reported on our returns. Any adjustments resulting from an audit may require each member to file an amended tax return, pay additional income taxes and interest, which generally are not deductible, and might result in an audit of your own return. Any audit of your return could result in adjustments of non-Company, as well as our, income and deductions. If our income tax returns are audited by the IRS, the tax treatment of our income and deductions generally will be determined at the Company level in a single proceeding for the Company rather than by individual audits of the members. The Managing Member will be designated as the “Tax Matters Member” and will have such authority to make decisions affecting the tax treatment and procedural rights of all members. In addition, the Tax Matters Member will have the right on behalf of all members to extend the statute of limitations relating to the members’ tax liabilities with respect to Company items. If our tax returns were audited, we would likely incur legal and accounting expenses in connection with the audit. The payment of these expenses would reduce cash otherwise available for distribution. In addition, the members may incur personal legal and accounting expenses in connection with any amendment or audit of their returns.

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Investment by Qualified Pension and Profit Sharing Trusts, Individual Retirement Accounts and Other Tax-Exempt Organizations

CERTAIN TAX EXEMPT ENTITIES MAY HAVE “UNRELATED BUSINESS TAXABLE INCOME” AS A RESULT OF AN INVESTMENT IN THE COMPANY. ANY PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE TRUST, IRA OR OTHER TAX-EXEMPT ORGANIZATION IS STRONGLY URGED TO CONSULT ITS LEGAL AND/OR TAX ADVISOR CONCERNING UNRELATED BUSINESS TAXABLE INCOME CONSIDERATIONS RELATING TO AN INVESTMENT IN THE COMPANY.

Possible Legislative or Other Actions Affecting Tax Aspects

The present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, possibly with retroactive effect, and any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of Treasury Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax aspects of an investment in us.

Foreign, State and Local Tax Considerations

The foregoing discussion does not fully address the foreign, state and local tax consequences of an investment in us, and prospective investors are again urged to consult their own advisors with respect thereto. In addition to the U.S. federal income tax consequences described above, prospective members should consider potential foreign and U.S. state and local tax consequences of an investment in us. Foreign, state and local tax laws often differ from federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction, and credit. A member may be subject to foreign, state and/or local tax in various jurisdictions, depending on the location and scope of our activities. Each prospective member is advised to consult his, her, or its tax advisor regarding the foreign, state and local tax effects of an investment in us, including, without limitation, information return and reporting requirements, which may be imposed.

Certain Canadian Federal Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act in respect of an investment in us generally applicable, as of the date hereof, to a person who, for purposes of the Income Tax Act and at all relevant times, (i) deals at arm’s length with us and any prospective purchaser of membership interests in us, (ii) is not affiliated with us, (iii) holds its membership interests in the Company as capital property, (iv) does not use or hold, and is not deemed to use or hold, membership interests in the Company in connection with carrying on a business in Canada, and (v) for the purposes of any applicable income tax treaty or convention is not resident, and is not deemed to be resident, in Canada (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on business in Canada or elsewhere or an “authorized foreign bank” (as defined in the Income Tax Act).

Generally, our membership interests will be capital property to a particular Non-Canadian Holder unless the membership interest is held or was acquired or disposed of by the Non-Canadian Holder in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based upon the current provisions of the Income Tax Act, the regulations promulgated thereunder in force as at the date hereof, and an understanding of the current administrative policies and assessing practices published in writing by the Canada Revenue Agency prior to the date hereof. This summary also takes into account all specific proposals to amend the Income Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assume that all such proposed amendments will be enacted in the form proposed. However, no assurances can be given that such proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may be different from those described in this summary.

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THIS SUMMARY IS NOT, AND IS NOT INTENDED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

Although the Company expects to be treated as a partnership for United States federal income tax purposes, the Canada Revenue Agency has historically treated limited liability companies, such as the Company, as corporations for purposes of the Income Tax Act. This summary assumes that the Company will, at all relevant times, be treated as a corporation for purposes of the Income Tax Act.

Disposition of membership interests in the Company.

A Non-Canadian Holder will not be subject to tax under the Income Tax Act on any capital gain realized on the disposition of membership interests in the Company unless the membership interests in the Company are “taxable Canadian property” (within the meaning of the Income Tax Act to the Non-Canadian Holder at the time of the disposition and are not “treaty protected property” (as defined in the Income Tax Act) of the Non-Canadian Holder at the time of disposition.

In general, a membership interest in the Company will not be taxable Canadian property to the Non-Canadian Holder at the time of their disposition unless, at any time during the 60-month period immediately preceding the time of disposition, more than 50% of the fair market value of the membership interest in the Company was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Income Tax Act), “timber resource property” (as defined in the Income Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. The Company has not made any determination as to whether more than 50% of the fair market value of a membership interest in the Company is or will be derived from real property situated in Canada, but it generally expects, based on its investment objectives, that the membership interests in the Company likely will derive more than 50% of their value from real property situated in Canada at any given time.

Even if a membership interest in the Company is considered to be taxable Canadian property of a Non-Canadian Holder, the Non-Canadian Holder may be exempt from tax under the Income Tax Act on any gain realized in connection with the disposition of a membership interest in the Company if such interest constitutes a “treaty-protected property” of the Non-Canadian Holder. A membership interest in the Company owned by a particular Non-Canadian Holder will generally be treated-protected property if the gain from the disposition of such interest would, because of an applicable income tax treaty, be exempt from tax under the Income Tax Act.

For example, a Non-Canadian Holder that is resident in the United States for purposes of the Canada-United States Tax Convention (1980) (the “Canada-US Treaty”) and entitled to claim the full benefits of the Canada-US Treaty will be exempt from tax under the Income Tax Act from any gain realized on the disposition of a membership interest in the Company that is taxable Canadian property provided that the Company is treated as a corporation for purposes of the Income Tax Act and is not resident in Canada for purposes of the Income Tax Act. As noted above, the Canada Revenue Agency has historically treated limited liability companies, such as the Company, as corporations for purposes of the Tax Act. The Company is not expected to be resident in Canada for purposes of the Income Tax Act. Non-Canadian Holders are urged to consult their own tax advisors in this regard.

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In the event that a membership interest in us constitutes a taxable Canadian property but not a treaty-protected property to a Non-Canadian Holder, then the Non-Canadian Holder will realize a capital gain (or capital loss) for purposes of the Income Tax Act equal to the amount by which the consideration received by the Non-Canadian Holder for the membership interest in the Company exceeds (or is less than) the aggregate of the adjusted cost base of the membership interest in the Company to the Non-Canadian Holder immediately before the disposition and any reasonable costs of disposition. In that case, a Non-Canadian Holder will be required to include in computing its income for the taxation year of the disposition one-half of the amount of any capital gain (a “taxable capital gain”) so realized by the Non-Canadian Holder in the year. A Non-Canadian Holder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from the disposition of taxable Canadian property that is not a treaty-protected property from taxable capital gains realized in the year from the disposition of taxable Canadian property that is not a treaty-protected property. Allowable capital losses (from the disposition of taxable Canadian property that is not a treaty-protected property) in excess of taxable capital gains (from the disposition of taxable Canadian property that is not a treaty-protected property) may be carried back under the Income Tax Act and deducted in any of the three preceding taxation years or carried forward in any subsequent taxation year against taxable capital gains (from the disposition of taxable Canadian property that is not a treaty-protected property) realized by the Non-Canadian Holder in such years, to the extent and in the circumstances described in the Income Tax Act. The rate of tax levied under the Income Tax Act on the income of a Non-Canadian Holder varies depending on a multitude of factors. Non-Canadian Holders are urged to consult their own tax advisors in this regard.

A Non-Canadian Holder to which a membership interest in the Company is a taxable Canadian property that is not a treaty-protected property will be required to comply with certain notification requirements under the Income Tax Act in respect of the disposition within 10 days after the disposition. Further, unless the Non-Canadian Holder applies to the Canada Revenue Agency for and obtains a certificate of compliance in respect of the disposition, a prospective purchaser of a membership interest in the Company is likely to withhold and remit to the Canada Revenue Agency on account of the Non-Canadian Holder’s tax under the Income Tax Act, 25% of the gross proceeds payable by the purchaser for the membership interest in the Company. In general terms, a Non-Canadian Holder to which a membership interest in the Company is a taxable Canadian property that is not a treaty-protected property will be required to report any disposition of such interest by filing a tax return in the manner and within the time prescribed by the Income Tax Act for the year of disposition unless the Non-Canadian Holder has obtained a certificate of compliance in respect of the disposition and certain other conditions are met. Non-Canadian Holders are urged to consult their own tax advisors in this regard.

Non-Canadian Holders should consult their own tax advisors regarding the Canadian federal income tax considerations applicable to them, including any Canadian notification, certification or reporting requirements that may arise as a result of a disposition of a membership interest in the Company.

Consultation with Advisors

The description of income tax matters set forth above is not intended as a substitute for careful tax planning. It does not address all of the income tax consequences to investors in a limited liability company, and does not address any of the foreign, state, local, estate or other tax consequences of such investment to any investor. Each of our prospective investors is solely responsible for all tax consequences to that person or entity of an investment in us. Each prospective investor is advised to consult its own tax counsel as to the U.S. and Canadian tax consequences attributable to acquiring, holding and disposing of an interest in us and as to applicable state, local, estate, foreign and other taxes. The effect of existing U.S. and foreign income tax laws and treaties, the tax laws of other jurisdictions to which an investor may be subject, and possible changes in such laws and treaties (including proposed changes which have not yet been adopted) will vary with the particular circumstances of each investor.

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PLAN OF DISTRIBUTION

We are offering a minimum of $5,000,000 of membership interests and a maximum of $50,000,000 of membership interests on a “best efforts” basis. If $5,000,000 in subscriptions for the membership interests (the “Minimum Offering”) are not deposited in escrow on or before December 31, 2017 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If this minimum offering amount has been deposited by December 31, 2017, the offering may continue until the earlier of two years following the qualified date of the Offering Statement of which this offering circular forms a part (which date may be extended at our option in compliance with applicable law), the date when all membership interests have been sold or the date on which we, in our sole discretion, determine to terminate the offering.

We are not selling the membership interests through commissioned sales agents or underwriters. We will use our existing website https://invest.twinrockpartners.com/properties/find/, to provide notification of the offering. Alexander Philips and Michael L. Meyer, the managers of TwinRock Partners, LLC, which is the managing member of our Manager, may participate in the offering, to the extent they do, they will comply with the safe harbor provisions of Rule 3a4-1 under the Securities Exchange Act of 1934.

This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on our website.

Our website will be the exclusive means by which prospective investors may subscribe in this offering. All persons who express an interest in investing will be notified upon the qualification of this offering by the Securities and Exchange Commission (SEC), after which investors shall be able to log into our website using their credentials (username and password) established during the reservation process, and a button will appear that states “Invest” in ROCK FUND VII-A LLC.

Once the “Invest” button is clicked, prospective investors will again be given a comprehensive overview of the process and procedures, which will require an e-signature, and will then begin a user friendly process of establishing their personal and financial identity, selecting the amount of membership interests to be purchased and how payment will be made, and executing subscription agreements. Once complete all purchasers will be emailed a confirmation, however, we will have the sole discretion of whether we shall accept the subscription of any investor.

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If the minimum contingency for this offering is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.

In order to subscribe to purchase the membership interests, a prospective investor must complete a subscription agreement and send payment by wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

By purchasing membership interests in this offering, our members agree to be bound by the arbitration provisions contained in Section 7 of our subscription agreement, which is Exhibit 2.2 to the Offering Statement of which this offering circular forms a part. See “Securities Being Offered – Arbitration”.

We have engaged FundAmerica Securities to serve as our escrow agent for this offering.

No certificates representing membership interests shall be issued to you, and your membership interests shall be reflected in our books and records.

Employees of TwinRock Partners, LLC, are assisting with preparing the materials sent via email to persons who have submitted non-binding indications of interest and posted on our websites, and in developing the programming to be used for the actual investment process.  They do not have direct telephone, email exchanges or other contact with persons interested in purchasing the offered securities, except to gather additional information or clarification from persons who have subscribed to purchase securities on our website.

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FINANCIAL STATEMENTS

TRP FUND VII LLC

TABLE OF CONTENTS

F-1

To the Member of

TRP Fund VII LLC

Newport Beach, California

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of TRP Fund VII LLC, which comprise the balance sheet as of March 22, 2016, and the related statements of operations, changes in member’s equity, and cash flows for the period from March 21, 2016 (inception) to March 22, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-2

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRP Fund VII LLC as of March 22, 2016, and the results of its operations and its cash flows for the period from March 21, 2016 (inception) to March 22, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

March 31, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-3

TRP FUND VII LLC
BALANCE SHEET
As of March 22, 2016

ASSETS
Current Assets:
Cash and cash equivalents	$-
Deferred offering costs	16,801
Total Current Assets	16,801

TOTAL ASSETS	$16,801

LIABILITIES AND MEMBER'S EQUITY
Liabilities:
Current Liabilities:
Accounts payable	19,777
Total Liabilities	19,777

Member's Equity:
Membership Units	-
Accumulated deficit	(2,976)
Total Member's Equity	(2,976)

TOTAL LIABILITIES AND MEMBER'S EQUITY	$16,801

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-4

TRP FUND VII LLC
STATEMENT OF OPERATIONS
For the period from March 21, 2016 (inception) to March 22, 2016

Net revenues	$-
Cost of net revenues	-
Gross Profit	-

Operating Expenses:
Professional fees	2,976
Total Operating Expenses	2,976

Net Loss	$(2,976)

Weighted-average units outstanding
-Basic and Diluted	N/A
Net loss per unit
-Basic and Diluted	N/A

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-5

TRP FUND VII LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

For the period from March 21, 2016 (inception) to March 22, 2016

	Membership Units
	Number of		Accumulated	Total Member's
	Units	Amount	Deficit	Equity
Balance at March 21, 2016 (inception)	-	$-	$-	$-

Net Loss	-	-	(2,976)	(2,976)
Balance at March 22, 2016	-	$-	$(2,976)	$(2,976)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-6

TRP FUND VII LLC
STATEMENT OF CASH FLOWS
For the period from March 21, 2016 (inception) to March 22, 2016

Cash Flows From Operating Activities
Net Loss	$(2,976)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase)/Decrease in deferred offering costs	(16,801)
Increase/(Decrease) in accounts payable	19,777
Net Cash Used in Operating Activities	-

Net Change In Cash	-

Cash at Beginning of Period	-
Cash at End of Period	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

F-7

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

NOTE 1: NATURE OF OPERATIONS

TRP Fund VII LLC (the “Company”), is a limited liability company organized March 21, 2016 under the laws of Delaware. The Company was organized to source and acquire residential and commercial properties in Edmonton, Canada, Calgary, Canada, and other geographic locations as the Company may determine, and to renovate, lease, operate, and maintain such properties.

As of March 22, 2016, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

See accompanying Independent Auditor’s Report

F-8

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. No revenue has been earned or recognized as of March 22, 2016.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred. Certain expenses were incurred prior to the Company’s inception and are recognized in these financial statements as being incurred effective on the inception date.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 in accounting for its offering costs. Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company intends to commence during 2016 under Regulation A. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to member’s equity upon the completion of the offering or to expense if the offering is not completed. Deferred offerings costs of $16,801 are capitalized to the balance sheet as of March 22, 2016.

See accompanying Independent Auditor’s Report

F-9

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive items are excluded from the computation of the diluted net earnings or loss per unit if their inclusion would be anti-dilutive. As no potentially dilutive items exist and no membership units are outstanding as of March 22, 2016, the Company has not presented basic net loss per unit or diluted net loss per unit.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues since inception. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

See accompanying Independent Auditor’s Report

F-10

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

NOTE 4: MEMBER’S EQUITY

No membership units have been issued and no capital has been contributed to the Company as of March 22, 2016. The Company is 100% owned by the managing member as of March 22, 2016 and is authorized to issue an unlimited number of additional membership units.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has named TRP Management VII LLC (the “Managing Member”) as manager of the Company and is the sole member of the Company as of March 22, 2016.

The Company utilizes office space and office services provided at no cost from a related party. Such costs are immaterial to the financial statements and, accordingly, have not been reflected in these financial statements.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU) 2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective immediately.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.

See accompanying Independent Auditor’s Report

F-11

TRP FUND VII LLC

NOTES TO FINANCIAL STATEMENTS

As of March 22, 2016 and for the period from March 21, 2016 (inception) to March 22, 2016

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 7: SUBSEQUENT EVENTS

The Company has commenced efforts towards a securities offering under Regulation A for up to $50,000,000. Preparations for this offering have not yet been finalized, nor has the offering been qualified by the Securities and Exchange Commission.

Management has evaluated subsequent events through March 31, 2016, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

F-12

APPENDIX A:

PRIOR PERFORMANCE TABLES

The following prior performance tables provide information relating to the real estate investment programs sponsored by TwinRock Partners, LLC (our “Sponsor”) and its affiliates, collectively referred to herein as the “Prior Programs”. These Prior Programs focus on originating and/or facilitating investments in residential real estate.

This information should be read together with the summary information included in the “Prior Performance Summary” section of this offering circular.

Investors should not construe inclusion of the following tables as implying, in any manner, that we will have results comparable to those reflected in such tables. Distributable cash flow, federal income tax deductions or other factors could be substantially different. Investors should note that by acquiring our shares, they will not be acquiring any interest in any prior program.

Description of the Tables

All information contained in the Tables in this Appendix A is as of June 30, 2016. The following tables are included herein:

Table I —	Experience in Raising and Investing Funds

Table II —	Compensation to Sponsor

Table III —	Operating Results of Prior Real Estate Programs

Table VI —	Acquisition of Assets

43

TABLE I

EXPERIENCE RAISING AND INVESTING FUNDS

(Unaudited)

Table I presents information showing the experience of the Sponsor in raising and investing funds for Prior Programs. Information is included for offerings with similar investment objectives that have concluded through June 30, 2016. Information is provided as to the manner in which the proceeds of the offerings have been applied. Also set forth is the timing and length of these offerings and information pertaining to the time period over which the proceeds have been invested. All figures are of June 30, 2016. This information should be read together with the summary information included in the “Prior Performance Summary” section of this offering circular.

	OK Silver Fern, LLC Southern Elms Apartments	OK Wallabies, LLC Yaletowne Apartments	OK Springboks, LLC The Chelsea Apartments	OK Los Pumas, LLC Brickell & Tuscan Villas	AR Shamrocks, LLC Rupple Row Cottages	OK Red Roses, LLC Cinnamon Square Apartments	MO Murrayfield, LLC Log Hill Run	TRP Fund I Housing Fund	TRP Fund II Housing Fund	Underwood Partners Housing Fund	TRP Fund IV Housing Fund	TRP Fund V Housing Fund	Total For All Prior Programs
Dollar Amount Offered	$1,250,000	$6,175,000	$4,770,000	$4,100,000	$5,610,000	$1,050,000	$4,075,000	$3,100,000	$3,675,000	$10,300,000	$1,450,000	$1,350,000	$46,905,000
Dollar Amount Raised (100%)	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Less Offering Expenses:
Selling Commissions and Discounts Retained By Affiliates	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Organization Expenses	1,030	8,004	7,029	15,298	23,581	14,638	43,073	27,607	33,614	41,658	19,533	24,475	259,540
Other	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

Reserves	$200,000	$2,360,000	$1,883,000	$2,020,000	$455,000	$39,000	$240,000	$-	$-	$-	$-	$-	$7,197,000
Percent Available for Investment	84%	62%	61%	51%	92%	96%	94%	100%	100%	100%	100%	100%	87%

Acquisition Costs:
Prepaid Items and Fees Related to Purchase of Property	$185,428	$455,353	$391,982	$315,468	$126,830	$105,870	$233,553	$109,467	$219,042	$354,855	$171,841	$25,938	$2,695,626
Cash Down Payment	813,542	3,161,643	2,347,989	1,646,234	4,837,589	890,492	3,409,374	2,962,926	3,203,681	9,269,495	1,226,941	1,263,164	35,033,071
Acquisition Fees	50,000	190,000	140,000	103,000	167,000	-	149,000	-	218,663	633,992	31,685	36,423	1,719,763
Other (Mortgage Financing)	1,990,497	13,280,000	10,165,717	7,040,000	11,764,000	4,408,400	11,250,000	3,000,000	5,000,000	18,000,000	-	-	85,898,614
Total Acquisition Cost	$3,240,497	$19,455,000	$14,935,717	$11,140,000	$17,374,000	$5,458,400	$15,325,000	$6,100,000	$8,675,000	$28,300,000	$1,450,000	$1,350,000	$132,803,614
Percent Leverage (Mortgage Financing Divided by Total Acquisition Costs)	61%	68%	68%	63%	68%	81%	73%	49%	58%	64%	0%	0%	65%

Date Offering Began	1/6/2014	1/16/2014	5/28/2014	6/9/2014	10/19/2015	9/23/2015	6/10/2016	9/29/2010	7/15/2011	8/27/2012	11/21/2013	11/19/2014
Length of Offering (In Months)	3	4	5	6	1	1	2	5	5	9	2	6	4
Months to Invest 90% of Amount Available for Investment (Measured from Beginning of Offering)	0	0	0	0	0	0	0	0	0	0	0	0	0

44

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

Table II presents information concerning the cumulative compensation paid to the Sponsor for the period from September 29, 2010 to June 30, 2016, with respect to programs presented in Table I. This information should be read together with the summary information included in the “Prior Performance Summary” section of this offering circular.

	OK Silver Fern, LLC Southern Elms Apartments	OK Wallabies, LLC Yaletowne Apartments	OK Springboks, LLC The Chelsea Apartments	OK Los Pumas, LLC The Esperanza	AR Shamrocks, LLC Rupple Row Cottages	OK Red Roses, LLC Cinnamon Square Apartments	MO Murrayfield, LLC Log Hill Run	TRP Fund I Housing Fund	TRP Fund II Housing Fund	Underwood Partners Housing Fund	TRP Fund IV Housing Fund	TRP Fund V Housing Fund
Date offering commenced	1/6/2014	1/16/2014	5/28/2014	6/9/2014	10/19/2015	9/23/2015	6/10/2016	9/29/2010	7/15/2011	8/27/2012	11/21/2013	11/19/2014
Dollar amount raised	$1,250,000	$6,175,000	$4,770,000	$4,100,000	$5,610,000	$1,050,000	$4,075,000	$3,100,000	$3,675,000	$10,300,000	$1,450,000	$1,350,000

Amount paid to sponsor from proceeds of offering:
Underwriting Fees	30,000	75,000	100,000	100,000	80,000	40,026	80,000	67,093	134,251	217,492	105,322	15,897
Acquisition Fees	50,000	190,000	140,000	103,000	167,000	-	149,000	-	218,663	633,992	31,685	36,423
Real Estate Commissions	-	-	-	-	-	-	-	-	-	-	-	-
Advisory Fees	-	-	-	-	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-	-	-	-	-

Dollar amount of cash generated from operations before deducting payments to sponsor	1,561,914	6,737,666	3,212,416	2,605,195	890,868	876,086	104,412	3,059,402	3,623,825	5,726,209	802,430	160,082

Amount paid to sponsor from Operations:
Property management fees	-	-	-	-	-	-	-	180,800	244,233	451,246	62,250	12,502
Partnership Management Fees (Asset Management Fees)	65,101	175,313	102,278	65,070	47,688	17,584	4,083	410,948	484,175	786,299	71,514	39,158
Reimbursements	-	-	-	-	-	-	-	-	-	-	-	-
Leasing commissions	-	-	-	-	-	-	-	66,292	103,091	189,676	28,348	2,430
Other	-	-	-	-	-	-	-	-	-	-	-	-

Dollar amount of property sales and refinancing before deducting payments to sponsor	-	-	-	-	-	-	-	-	-	-	-	-
Cash	-	-	-	-	-	-	-	-	-	-	-	-
Notes	-	-	-	-	-	-	-	-	-	-	-	-

Amount paid to sponsor from property sales and refinancing:	-	-	-	-	-	-	-	-	-	-	-	-
Real estate commissions	-	-	-	-	-	-	-	-	-	-	-	-
Incentive Fees	-	-	-	-	-	-	-	-	-	-	-	-
Other (identify and quantify)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

45

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS

(Unaudited)

Table III sets forth the combined results of the issuers comprising the Originated Program for real estate assets closed and offered on the Twin Rock Partners Platform between 2010 and June 30, 2016. This information should be read together with the summary information included in the “Prior Performance Summary” section of this offering circular.

	OK Silver Fern, LLC 2014 Southern Elms Apartments 2014	OK Silver Fern, LLC 2015 Southern Elms Apartments 2015	OK Silver Fern, LLC Q2 2016 Southern Elms Apartments Q2 2016	OK Silver Fern, LLC Total Southern Elms Apartments Total	OK Wallabies, LLC 2014 Yaletowne Apartments 2014	OK Wallabies, LLC 2015 Yaletowne Apartments 2015	OK Wallabies, LLC Q2 2016 Yaletowne Apartments Q2 2016	OK Wallabies, LLC Total Yaletowne Apartments Total	OK Springboks, LLC 2014 The Chelsea Apartments 2014	OK Springboks, LLC 2015 The Chelsea Apartments 2015	OK Springboks, LLC Q2 2016 The Chelsea Apartments Q2 2016	OK Springboks, LLC Total The Chelsea Apartments Total	OK Los Pumas, LLC 2014 The Esperanza Apartments 2014	OK Los Pumas, LLC 2015 The Esperanza Apartments 2015	OK Los Pumas, LLC Q2 2016 The Esperanza Apartments Q2 2016	OK Los Pumas, LLC Total The Esperanza Apartments Total	AR Shamrocks, LLC 2015 Rupple Row Cottages 2015	AR Shamrocks, LLC Q2 2016 Rupple Row Cottages Q2 2016	AR Shamrocks, LLC Total Rupple Row Cottages Total	OK Red Roses, LLC 2015 Cinnamon Square Apartments 2015	OK Red Roses, LLC Q2 2016 Cinnamon Square Apartments Q2 2016	OK Red Roses, LLC Total Cinnamon Square Apartments Total	MO Murrayfield, LLC Q2 2016 Log Hill Run Q2 2016	MO Murrayfield, LLC Total Log Hill Run Total	Total For All Prior Programs
Gross Revenues (Total Rental Income)	$551,345	$684,712	$325,857	$1,561,914	$1,897,352	$3,200,595	$1,639,719	$6,737,666	$358,274	$1,910,445	$943,697	$3,212,416	$60,680	$1,648,570	$895,945	$2,605,195	$130,717	$760,151	$890,868	$231,598	$644,488	$876,086	$104,412	$104,412	$15,988,557
Profit on Sale of Properties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Less: Operating Expenses	327,759	377,382	200,501	905,642	1,042,236	1,741,703	910,547	3,694,486	143,651	1,212,695	551,921	1,908,267	19,739	997,006	515,266	1,532,011	23,972	205,076	229,048	127,882	411,263	539,145	29,107	29,107	$8,837,705
Interest Expense	51,474	71,271	35,192	157,937	347,493	633,469	314,661	1,295,623	98,634	540,393	288,716	927,743	-	324,998	158,363	483,361	48,442	284,284	332,726	18,143	103,755	121,898	29,700	29,700	$3,348,989
Depreciation & Amortization	167,990	255,545	109,484	533,019	992,031	1,662,583	610,633	3,265,247	197,074	1,187,371	508,600	1,893,045	-	698,028	408,892	1,106,920	157,746	826,914	984,660	96,788	256,233	353,021	81,577	81,577	$8,217,488

Net Income-GAAP Basis	4,122	(19,486)	(19,320)	(34,684)	(484,408)	(837,160)	(196,122)	(1,517,690)	(81,085)	(1,030,014)	(405,540)	(1,516,639)	40,941	(371,462)	(186,576)	(517,097)	(99,443)	(556,123)	(655,566)	(11,215)	(126,763)	(137,978)	(35,972)	(35,972)	$(4,415,626)
Taxable Income
From Operations	4,122	(19,486)	(19,320)	(34,684)	(484,408)	(837,160)	(196,122)	(1,517,690)	(81,085)	(1,030,014)	(405,540)	(1,516,639)	40,941	(371,462)	(186,576)	(517,097)	(99,443)	(556,123)	(655,566)	(11,215)	(126,763)	(137,978)	(35,972)	(35,972)	$(4,415,626)
From Gain on Sale	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Cash Generated from Operations	172,112	236,059	90,164	498,335	507,623	825,423	414,511	1,747,557	115,989	157,357	103,060	376,406	40,941	326,566	222,316	589,823	58,303	270,791	329,094	85,573	129,470	215,043	45,605	45,605	$3,801,863
Cash Generated from Sales	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Cash Generated from Refinancing	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Cash Generated from Operations, Sales, and Refinancing	172,112	236,059	90,164	498,335	507,623	825,423	414,511	1,747,557	115,989	157,357	103,060	376,406	40,941	326,566	222,316	589,823	58,303	270,791	329,094	85,573	129,470	215,043	45,605	45,605	$3,801,863

Less: Cash Distributions to Investors
From Operating Cash Flow	36,986	125,000	62,500	224,486	186,773	492,477	247,000	926,250	-	-	-	-	-	256,121	164,000	420,121	-	149,600	149,600	14,467	53,822	68,289	-	-	$1,788,746
From Sales and Refinancing	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
From Other	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Cash Generated (Deficiency) after Cash Distributions	135,126	111,059	27,664	273,849	320,850	332,946	167,511	821,307	115,989	157,357	103,060	376,406	40,941	70,445	58,316	169,702	58,303	121,191	179,494	71,106	75,648	146,754	45,605	45,605	$2,013,117
Less: Special Items (not including Sales and Refinancing)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Cash Generated (Deficiency) after Cash Distributions and Special Items	135,126	111,059	27,664	273,849	320,850	332,946	167,511	821,307	115,989	157,357	103,060	376,406	40,941	70,445	58,316	169,702	58,303	121,191	179,494	71,106	75,648	146,754	45,605	45,605	$2,013,117

Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
From Operations	4	(19)	(19)	(35)	(484)	(837)	(196)	(1,518)	(81)	(1,030)	(406)	(1,517)	41	(371)	(187)	(517)	(99)	(556)	(656)	(11)	(127)	(138)	(36)	(36)	$(4,416)
From Recapture	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Capital gain (Loss)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Cash Distributions to Investors Source (on GAAP Basis)												-
Investment Income	37	125	63	224	187	492	247	926	-	-	-	-	-	256	164	420	-	150	150	14	54	68	-	-	$1,789
Return of Capital	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-	-	-	-	-	-	$-

Source (on Cash Basis)												-
Sales	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			-	-	-	-	-	-	$-
Refinancing	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Operations	172	236	90	498	508	825	415	1,748	116	157	103	376	41	327	222	590	58	271	329	86	129	215	46	46	$3,802
Other	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	-	-	$-	$-	$-	$-	$-	$-	$-

	TRP Fund I Housing Fund 2011	TRP Fund I Housing Fund 2012	TRP Fund I Housing Fund 2013	TRP Fund I Housing Fund 2014	TRP Fund I Housing Fund 2015	TRP Fund I Housing Fund Q2 2016	TRP Fund I Housing Fund Total	TRP Fund II Housing Fund 2011	TRP Fund II Housing Fund 2012	TRP Fund II Housing Fund 2013	TRP Fund II Housing Fund 2014	TRP Fund II Housing Fund 2015	TRP Fund II Housing Fund Q2 2016	TRP Fund II Housing Fund Total	Underwood Partners Housing Fund 2012	Underwood Partners Housing Fund 2013	Underwood Partners Housing Fund 2014	Underwood Partners Housing Fund 2015	Underwood Partners Housing Fund Q2 2016	Underwood Partners Housing Fund Total	TRP Fund IV Housing Fund 2014	TRP Fund IV Housing Fund 2015	TRP Fund IV Housing Fund Q2 2016	TRP Fund IV Housing Fund Total	TRP Fund V Housing Fund 2014	TRP Fund V Housing Fund 2015	TRP Fund V Housing Fund Q2 2016	TRP Fund V Housing Fund Total	Total For All Prior Programs
Gross Revenues (Total Rental Income)	$378,236	$699,150	$647,475	$606,793	$574,030	$153,718	$3,059,402	$14,885	$683,702	$866,759	$930,787	$858,519	$269,173	$3,623,825	$15,344	$698,406	$2,073,391	$2,235,141	$703,927	$5,726,209	$189,883	$389,407	$223,140	$802,430	$-	$91,847	$68,235	$160,082	$13,371,948
Profit on Sale of Properties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Less: Operating Expenses	102,940	195,784	166,689	180,199	135,267	53,567	834,446	9,156	185,848	206,787	265,346	226,106	70,098	963,341	15,000	408,577	900,322	842,856	302,234	2,468,989	106,997	142,278	48,217	297,492	64	38,752	24,475	63,291	$4,627,559
Interest Expense	106,052	175,269	169,984	180,470	166,468	63,501	861,744	-	224,508	277,185	267,684	253,783	88,406	1,111,566	-	126,379	512,305	494,773	228,543	1,362,000	-	-	-	-	-	-	-	-	$3,335,310
Depreciation & Amortization	643,080	184,104	157,223	155,666	170,738	-	1,310,811	280,178	428,747	394,223	262,760	274,190	-	1,640,098	93,793	1,107,573	797,129	738,769	-	2,737,264	40,332	65,493	-	105,825	-	36,930	-	36,930	$5,830,928

Net Income-GAAP Basis	(473,836)	143,993	153,579	90,458	101,557	36,650	52,401	(274,449)	(155,401)	(11,436)	134,997	104,440	110,669	(91,180)	(93,449)	(944,123)	(136,365)	158,743	173,150	(842,044)	42,554	181,636	174,923	399,113	(64)	16,165	43,760	59,861	$(421,849)
Taxable Income
From Operations	(473,836)	143,993	153,579	90,458	101,557	36,650	52,401	(274,449)	(155,401)	(11,436)	134,997	104,440	110,669	(91,180)	(93,449)	(944,123)	(136,365)	158,743	173,150	(842,044)	42,554	181,636	174,923	399,113	(64)	16,165	43,760	59,861	$(421,849)
From Gain on Sale	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Cash Generated from Operations	169,244	328,097	310,802	246,124	272,295	36,650	1,363,212	5,729	273,346	382,787	397,757	378,630	110,669	1,548,918	344	163,450	660,764	897,512	173,150	1,895,220	82,886	247,129	174,923	504,938	(64)	53,095	43,760	96,791	$5,409,079
Cash Generated from Sales	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Cash Generated from Refinancing	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Cash Generated from Operations, Sales, and Refinancing	169,244	328,097	310,802	246,124	272,295	36,650	1,363,212	5,729	273,346	382,787	397,757	378,630	110,669	1,548,918	344	163,450	660,764	897,512	173,150	1,895,220	82,886	247,129	174,923	504,938	(64)	53,095	43,760	96,791	$5,409,079

Less: Cash Distributions to Investors
From Operating Cash Flow	78,000	247,000	281,696	122,312	55,537	10,328	794,873	-	100,000	431,988	201,211	167,735	34,433	935,367	-	-	569,737	1,666,364	81,241	2,317,342	-	-	21,750	21,750	-	-	-	-	$4,069,332
From Sales and Refinancing	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
From Other	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Cash Generated (Deficiency) after Cash Distributions	91,244	81,097	29,106	123,812	216,758	26,322	568,339	5,729	173,346	(49,201)	196,546	210,895	76,236	613,551	344	163,450	91,027	(768,852)	91,909	(422,122)	82,886	247,129	153,173	483,188	(64)	53,095	43,760	96,791	$1,339,747
Less: Special Items (not including Sales and Refinancing)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Cash Generated (Deficiency) after Cash Distributions and Special Items	91,244	81,097	29,106	123,812	216,758	26,322	568,339	5,729	173,346	(49,201)	196,546	210,895	76,236	613,551	344	163,450	91,027	(768,852)	91,909	(422,122)	82,886	247,129	153,173	483,188	(64)	53,095	43,760	96,791	$1,339,747

Tax and Distribution Data Per $1000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
From Operations	(474)	144	154	90	102	37	52	(274)	(155)	(11)	135	104	111	(91)	(93)	(944)	(136)	159	173	(749)	43	182	175	399	(0)	16	44	60	$(328)
From Recapture	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Capital gain (Loss)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Cash Distributions to Investors Source (on GAAP Basis)
Investment Income	78	247	282	122	56	10	795	-	100	432	201	168	34	935	-	-	570	1,666	81	2,317	-	-	22	22	-	-	-	-	$4,069
Return of Capital	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-

Source (on Cash Basis)
Sales	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Refinancing	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	$-
Operations	169	328	311	246	272	37	1,363	6	273	383	398	379	111	1,549	0	163	661	898	173	1,895	83	247	175	505	(0)	53	44	97	$5,409
Other	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

46

TABLE VI

ACQUISITIONS OF ASSETS

(Unaudited)

This Table sets forth summary information on the properties help by majority-owned subsidiaries or that are collateral for (or back) the loans by the Sponsor through the Originated Program as of June 30, 2016. This information should be read together with the summary information included in the “Prior Performance Summary” section of this offering circular.

LLC	Property	Location	Type of Property	Date of Purchase	Gross Leasable Square Footage	Mortgage Financing at Date of Purchase	Cash Down Payment	Contract Purchase Price Plus Acquisition Fee	Other Cash Expenditures Expensed	Other Cash Expenditures Capitalized	Total Acquisition Cost
MO Murrayfield, LLC	Log Hill Run	Columbia, MO	Student Housing	6/10/2016	148,564	$11,250,000	$3,409,374	$14,849,000	$-	$665,626	$15,325,000
AR Shamrocks, LLC	Rupple Row Cottages	Fayetteville, AR	Student Housing	11/30/2015	157,920	$11,764,000	$4,837,589	$16,517,000	$-	$772,411	$17,374,000
OK Red Roses, LLC	Cinnamon Square	Oklahoma City, OK	Multifamily	10/30/2015	144,000	$4,408,400	$890,492	$5,275,000	$-	$159,508	$5,458,400
OK Los Pumas, LLC	Brickell	Oklahoma City, OK	Multifamily	12/18/2014	217,000	$7,040,000	$1,646,234	$8,503,000	$-	$2,453,766	$11,140,000
OK Springboks, LLC	Chelsea Apartments	Oklahoma City, OK	Multifamily	10/28/2014	276,528	$10,165,717	$2,347,989	$12,315,000	$-	$2,422,011	$14,935,717
OK Wallabies, LLC	Yaletowne	Tulsa, OK	Multifamily	5/15/2014	377,600	$13,280,000	$3,161,643	$16,690,000	$-	$3,013,357	$19,455,000
OK Silver Fern, LLC	Southern Elms	Tulsa, OK	Multifamily	3/14/2014	65,664	$1,990,497	$813,542	$2,850,000	$-	$436,458	$3,240,497
TRP Fund I, LLC	Housing Fund	CA	SFR	9/29/2010	71,463	$3,000,000	$2,962,926	$5,172,061	$-	$137,074	$6,100,000
TRP Fund II, LLC	Housing Fund	CA & NV	SFR	7/15/2011	91,656	$5,000,000	$3,203,681	$7,507,438	$-	$471,319	$8,675,000
Underwood Partners, LLC	Housing Fund	CA & NV	SFR	8/27/2012	275,841	$18,000,000	$9,269,495	$21,767,061	$-	$1,030,505	$28,300,000
TRP Fund IV, LLC	Housing Fund	NV	SFR	11/21/2013	57,585	$-	$1,226,941	$1,087,860	$-	$223,059	$1,450,000
TRP Fund V, LLC	Housing Fund	NV	SFR	11/19/2014	19,299	$-	$1,263,164	$1,250,523	$-	$86,836	$1,350,000

Totals					1,903,120	$85,898,614	$35,033,071	$113,783,943	$-	$11,871,929	$132,803,614

47

Part III

EXHIBITS

2.1	Certificate of Formation

2.2	Operating Agreement

4.1	Form of Subscription Agreement

8.1	Escrow Agreement

11.1	Consent of Artesian CPA, LLC

12.1	Opinion of Alliance Legal Partners, Inc.

13.1	Testing the Waters materials

48

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on October 26, 2016.

ROCK FUND VII-A LLC

By:	/s/ TRP Management VII LLC

By: /s/ TwinRock Partners, LLC

By	/s/ Alexander Philips

	Name:	Alexander Philips

	Title:	Chief Executive Officer, Chief
Investment Officer, Principal Financial Officer
and Principal Accounting Officer

49